Exhibit 99.1

ITEM 6.	SELECTED FINANCIAL DATA

The following tables present certain selected financial data for our business which gives effect to the retrospective adoption of SFAS No. 160 and FSP APB 14-1, as discussed in Note 24 of our financial statements. These tables should be read in conjunction with our financial statements and related notes included elsewhere in this report.

	YEAR ENDED MARCH 31,
	2009	2008	2007	2006	2005
	(in millions, except per share data)
Statement of Operations

Revenues
Execution only commissions	$381.1	$486.2	$386.5	$261.8	$237.7
Cleared commissions	1,261.3	1,528.6	1,280.0	865.6	687.0
Principal transactions	287.7	281.9	299.6	158.6	142.9
Interest income	872.3	3,669.0	4,090.4	1,388.1	669.2
Other	112.4	54.1	37.8	29.2	24.1

Total revenues	2,914.8	6,019.8	6,094.4	2,703.2	1,760.9

Interest and transaction-based expenses:
Interest expense	495.1	3,165.2	3,739.3	1,173.5	537.0
Execution and clearing fees	741.0	927.4	700.4	463.4	396.3
Sales commissions	252.0	291.0	275.9	119.8	105.8

Total interest and transaction-based expenses	1,488.1	4,383.6	4,715.6	1,756.7	1,039.1

Revenues, net of interest and transaction-based expenses	1,426.7	1,636.3	1,378.7	946.5	721.8

Expenses
Employee compensation and benefits (excluding non-recurring IPO awards)	796.2	896.7	834.7	595.7	415.3
Employee compensation related to non-recurring IPO awards	44.8	59.1	—	—	—
Communications and technology	122.6	118.7	102.2	72.2	62.2
Occupancy and equipment costs	44.8	35.6	29.8	24.5	14.9
Depreciation and amortization	57.8	54.8	46.8	28.2	23.3
Professional fees	90.4	74.6	50.1	26.7	19.8
General and other	100.6	108.3	77.3	46.4	50.5
PAAF legal settlement	—	76.8	—	—	—
Broker related loss	—	141.0	—	—	—
IPO-related costs	23.1	56.1	33.5	—	—
Impairment of intangible assets and goodwill	82.0	—	—	—	—
Refco integration costs	0.7	2.7	19.4	66.8	—

Total other expenses	1,363.1	1,624.6	1,193.9	860.5	586.1

Gains on exchange seats and shares	15.1	79.5	126.7	33.5	5.8
Net gain on settlement of legal proceeding	—	—	21.9	—	—
Loss on extinguishment of debt	—	18.3	—	—	—
Interest on borrowings	68.6	69.3	43.8	31.5	17.7

Income before provision for income taxes	9.9	3.6	289.7	88.0	123.8
Provision for income taxes	41.9	66.6	100.0	28.2	39.5
Equity in earnings of unconsolidated companies (net of tax)	(16.2)	(1.7)	0.1	0.3	—

Net (loss)/income	(48.1)	(64.7)	189.7	60.1	84.2
Less: Net income attributable to noncontrolling interest	1.0	4.9	1.7	0.3	—

Net (loss)/income attributable to MF Global Ltd.	$(49.1)	$(69.5)	$188.0	$59.8	$84.2

Weighted average number of basic shares outstanding (1)	121,183,447	115,027,797	103,726,453
Weighted average number of diluted shares outstanding (1)	121,183,447	115,027,797	103,726,453
Basic (loss)/earnings per share (2)	$(0.58)	$(0.60)	$1.81
Diluted (loss)/earnings per share (2)	$(0.58)	$(0.60)	$1.81
Dividends declared per share (3)	$—	$0.01	$0.03

	YEAR ENDED MARCH 31,
	2009	2008	2007	2006	2005
	(in millions, except per share data)
Balance Sheet Data
Total assets	$38,835.6	$49,254.9	$51,670.3	$34,314.6	$21,910.7
Long-term borrowings	938.0	—	594.6	617.9	517.0

(1)	The weighted average number of common shares outstanding for periods prior to the reorganization and separation is calculated using the number of common shares outstanding immediately following the reorganization and separation.

(2)	Net earnings per share for fiscal 2007 is calculated by dividing historical net income by the weighted average number of common shares outstanding (basic and diluted) during fiscal 2007.

(3)	These dividends were paid to Man Group when we were wholly owned by Man Group and are not indicative of future dividends. We currently do not expect to pay any cash dividends on our common shares in the foreseeable future. Dividends declared per share is calculated by dividing dividends paid to Man Group by the number of common shares outstanding (basic) during fiscal 2008 and fiscal 2007.

ITEM 8.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

MF Global Ltd.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated and combined statements of operations, comprehensive income, changes in shareholders’ equity, and cash flows present fairly, in all material respects, the financial position of MF Global Ltd. and its subsidiaries (the “Company”) at March 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2009 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of March 31, 2009, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in “Management’s Report on Internal Control over Financial Reporting” (not presented herein) appearing under Item 8 of the Company’s 2009 Annual Report on Form 10-K. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our audits (which was an integrated audit in fiscal 2009). We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As discussed in Note 24 to the consolidated and combined financial statements, the Company changed the manner in which it accounts for its convertible debt instrument and the manner in which it accounts for noncontrolling interests effective April 1, 2009.

/s/ PricewaterhouseCoopers LLP

New York, New York

June 10, 2009, except with respect to the effects of Note 24,

as to which the date is August 7, 2009

MF GLOBAL LTD.

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

(Dollars in thousands, except share data)

	YEAR ENDED MARCH 31,
	2009	2008	2007
Revenues
Execution only commissions	$381,118	$486,192	$386,533
Cleared commissions	1,261,262	1,528,642	1,280,047
Principal transactions	287,652	281,912	299,546
Interest income	872,330	3,669,020	4,090,431
Other	112,449	54,081	37,836

Total revenues	2,914,811	6,019,847	6,094,393

Interest and transaction-based expenses:
Interest expense	495,131	3,165,247	3,739,310
Execution and clearing fees	741,003	927,369	700,435
Sales commissions	252,011	290,972	275,916

Total interest and transaction-based expenses	1,488,145	4,383,588	4,715,661

Revenues, net of interest and transaction-based expenses	1,426,666	1,636,259	1,378,732

Expenses
Employee compensation and benefits (excluding non-recurring IPO awards)	796,191	896,694	834,710
Employee compensation related to non-recurring IPO awards	44,819	59,131	—
Communications and technology	122,611	118,732	102,234
Occupancy and equipment costs	44,830	35,622	29,823
Depreciation and amortization	57,841	54,820	46,777
Professional fees	90,367	74,576	50,082
General and other	100,614	108,334	77,335
PAAF legal settlement	—	76,814	—
Broker-related loss	—	141,045	—
IPO-related costs	23,117	56,133	33,531
Impairment of intangible assets and goodwill	82,028	—	—
Refco integration costs	727	2,709	19,382

Total other expenses	1,363,145	1,624,610	1,193,874

Gains on exchange seats and shares	15,054	79,519	126,712
Net gain on settlement of legal proceeding	—	—	21,900
Loss on extinguishment of debt	—	18,268	—
Interest on borrowings	68,626	69,301	43,807

Income before provision for income taxes	9,949	3,599	289,663
Provision for income taxes	41,877	66,587	100,000
Equity in earnings of unconsolidated companies (net of tax)	(16,154)	(1,683)	69

Net (loss)/income	(48,082)	(64,671)	189,732
Less: Net income attributable to noncontrolling interest	976	4,871	1,733

Net (loss)/income attributable to MF Global Ltd.	(49,058)	(69,542)	187,999

Dividends declared on preferred stock	18,594	—	—
Cumulative and participating dividends	2,033	—	—

Net (loss)/ income applicable to common share holders	$(69,685)	$(69,542)	$187,999

(Loss)/ earnings per share (see Note 12):
Basic	$(0.58)	$(0.60)	$1.81
Diluted	$(0.58)	$(0.60)	$1.81
Weighted average number of common shares outstanding:
Basic	121,183,447	115,027,797	103,726,453
Diluted	121,183,447	115,027,797	103,726,453

The accompanying notes are an integral part of these financial statements.

MF GLOBAL LTD.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share data)

	MARCH 31,
	2009	2008
Assets
Cash and cash equivalents	$639,183	$1,481,084
Restricted cash and segregated securities	9,670,494	12,047,009
Securities purchased under agreements to resell	12,902,670	13,022,376
Securities borrowed	8,624,906	4,649,172
Securities received as collateral	54,488	623,752
Securities owned, at fair value ($3,202,430 and $4,142,612 pledged, respectively)	3,605,908	7,380,290
Receivables:
Brokers, dealers and clearing organizations	2,473,341	7,085,652
Customers (net of allowances of $24,585 and $15,958 respectively)	415,532	2,367,461
Affiliates	95	716
Other	36,884	41,835
Memberships in exchanges, at cost (market value of $19,375 and $43,167, respectively)	6,370	8,909
Furniture, equipment and leasehold improvements, net	62,717	54,911
Goodwill	—	74,145
Intangible assets, net	151,688	193,180
Other assets	191,359	224,379

TOTAL ASSETS	38,835,635	49,254,871

Liabilities and Shareholders’ Equity
Short-term borrowings, including current portion of long-term borrowings	148,835	1,729,815
Securities sold under agreements to repurchase	14,271,698	18,638,033
Securities loaned	5,951,679	3,188,154
Obligation to return securities borrowed	54,488	623,752
Securities sold, not yet purchased, at fair value	2,884,591	1,869,039
Payables:
Brokers, dealers and clearing organizations	1,077,379	6,317,297
Customers	11,766,390	15,302,498
Affiliates	1,602	12,921
Accrued expenses and other liabilities	293,207	313,507
Long-term borrowings	938,007	—

TOTAL LIABILITIES	37,387,876	47,995,016

Commitments and contingencies (Note 15)
Preference shares, $1.00 par value per share; 200,000,000 shares authorized;
1,500,000 Series A Convertible, issued and outstanding, cumulative	96,167	—
1,500,000 Series B Convertible, issued and outstanding, non-cumulative	128,035	—

SHAREHOLDERS’ EQUITY
Common shares, $1.00 par value per share; 1,000,000,000 shares authorized, 120,723,046 and 119,647,222 shares issued and outstanding, respectively	120,723	119,647
Treasury shares	(97)	—
Receivable from shareholder	(29,779)	—
Additional paid-in capital	1,335,449	1,265,733
Accumulated other comprehensive (loss)/income (net of tax)	(24,015)	6,084
Accumulated deficit	(191,497)	(142,439)
Noncontrolling interest	12,773	10,830

TOTAL SHAREHOLDERS’ EQUITY	1,223,557	1,259,855

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$38,835,635	$49,254,871

The accompanying notes are an integral part of these financial statements.

MF GLOBAL LTD.

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

(Dollars in thousands, except share data)

	YEAR ENDED MARCH 31,
	2009	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)/income	$(48,082)	$(64,671)	$189,732
Less: Net income attributable to noncontrolling interest	976	4,871	1,733

Net (loss)/income attributable to MF Global Ltd.	$(49,058)	$(69,542)	$187,999
Adjustments to reconcile net income to net cash (used in)/provided by operating activities:
Gains on sale of exchanges seats and shares	(14,214)	(153,248)	(59,231)
Depreciation and amortization	57,841	54,820	46,777
Stock-based compensation expense	80,223	103,902	26,089
Bad debt expense	19,656	150,392	3,982
Deferred income taxes	(7,989)	(25,099)	7,452
Equity in income of unconsolidated affiliates	1,580	1,683	(69)
Income attributable to noncontrolling interest, net of tax	976	4,871	1,733
(Gain)/loss on extinguishment of debt	(1,539)	18,268	—
(Gain)/loss on disposal of furniture, equipment and leasehold improvements	(2)	(338)	975
Write-down of capitalized professional fees	1,820	—	—
Employee compensation related to defined benefit plan liability	—	3,638	—
Loss on cash flow hedges	—	51,407	—
Amortization of debt issuance costs	12,073	—	—
Impairment of Equity Investment	14,574	—	—
Impairment of Intangible assets and goodwill	82,028	—	—
(Increase)/decrease in operating assets:
Restricted cash and segregated securities	2,304,468	(1,832,564)	232,117
Securities purchased under agreements to resell	119,706	2,890,918	(11,949,064)
Securities borrowed	(3,975,733)	194,109	(614,664)
Securities owned	3,764,435	3,684,227	(5,430,416)
Receivables:
Brokers, dealers and clearing organizations	4,583,645	(810,151)	870,608
Customers	1,930,717	(1,687,814)	(271,026)
Affiliates	621	40,565	19,340
Other	4,101	992	21,095
Other assets	51,370	(68,140)	(6,025)
Increase/(decrease) in operating liabilities:
Securities sold under agreements to repurchase	(4,366,334)	1,763,811	13,904,274
Securities loaned	2,763,525	(6,919,527)	1,132,113
Securities sold, not yet purchased, at fair value	1,015,552	(1,509,423)	2,049,159
Payables:
Brokers, dealers and clearing organizations	(5,239,496)	3,755,345	(453,638)
Customers	(3,445,898)	(662,979)	294,865
Affiliates	(11,319)	(23,281)	182,561
Accrued expenses and other liabilities	(46,344)	(31,412)	270

Net cash (used in)/provided by operating activities	$(349,015)	$(1,074,570)	$197,276

The accompanying notes are an integral part of these financial statements.

MF GLOBAL LTD.

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS, continued

(Dollars in thousands, except share data)

	YEAR ENDED MARCH 31,
	2009	2008	2007
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions, net of $0 and $8,351 cash acquired in 2009 and 2008, respectively (Note 3)	$(6,653)	$(58,468)	$(15,000)
Proceeds from sale of memberships in exchanges	25,450	177,118	61,143
Purchase of memberships in exchanges	(1,369)	(1,101)	(217)
Purchase of furniture, equipment and leasehold improvements	(33,766)	(28,623)	(26,399)
Proceeds from sale of furniture, equipment and leasehold improvements	66	274	108

Net cash (used in)/provided by investing activities	(16,272)	89,200	19,635

CASH FLOWS FROM FINANCING ACTIVITIES:
(Repayment of)/Proceeds from bridge financing	$(1,400,000)	$1,400,000	$—
(Payment)/proceeds from other short-term borrowings	(29,539)	244,521	26,364
Repayment of private placement notes	—	(472,620)	—
Repayment of borrowings from Man Group	—	(927,380)	—
Proceeds from borrowings from affiliate	—	—	20,313
Proceeds from liquidity facility borrowings	350,000	—	—
Proceeds from two-year term facility	240,000	—	—
Issuance of convertible notes	210,000	—	—
Repayment of convertible notes	(3,200)	—	—
Payment of debt issuance costs	(45,524)	—	—
Issuance of preference shares	300,000	—	—
Preference shares issuance costs	(75,798)	—	—
Proceeds from Recapitalization	—	516,223	—
Payment of Recapitalization adjustment to Man Group	—	(16,161)	—
Proceeds from Man Group for indemnification of tax expense	3,200	54,997	—
Distribution to noncontrolling interest	(828)	(1,145)	(683)
Payment to settle interest rate hedge	—	(51,407)	—
Excess tax benefit on employee stock options	—	—	7,290
Payment of dividends on preference shares	(18,594)	—	—
Dividends to Man Group	—	(1,011)	(3,787)

Net cash (used in)/provided by financing activities	(470,283)	746,017	49,497

Effect of exchange rates on cash and cash equivalents	(6,331)	27,883	12,634

(Decrease)/increase in cash and cash equivalents	(841,901)	(211,470)	279,042
Cash and cash equivalents at beginning of year	1,481,084	1,692,554	1,413,512

Cash and cash equivalents at end of year	$639,183	$1,481,084	$1,692,554

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest	$850,446	$3,323,564	$2,317,441
Cash paid for income taxes	$8,589	$129,707	$79,983

SUPPLEMENTAL NON-CASH FLOW INFORMATION
Securities received as collateral	569,265	(68,523)	49,758
Obligation to return securities borrowed	(569,265)	68,523	(49,758)
Net distributions to Man Group (1)	—	139,900	(45,900)
Receivable from shareholder	(29,779)	—	—

(1)	Represents net non-cash distributions to Man Group for the periods presented resulting from U.S. GAAP and carve-out adjustments and the related tax effects thereof applied to the carve-out accounts of the Company to present the financial statements on a stand-alone basis. Included in this amount is approximately $90,000, for the year ended March 31, 2007, of purchase price above net book value of subsidiaries acquired from entities under common control which is accrued as a payable to affiliate.

The accompanying notes are an integral part of these financial statements.

MF GLOBAL LTD.

CONSOLIDATED AND COMBINED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY/ EQUITY

(Dollars in thousands, except share data)

	Common Shares	Treasury Shares	Receivable from Shareholder	Additional paid-in capital	Accumulated Deficit (Subsequent to Reorganization and Separation)	Accumulated Other Comprehensive (Loss)/Income	Noncontrolling interest in subsidiaries	Total Shareholders’ Equity/Equity
Equity at March 31, 2006								$374,103
Net income								187,999
Dividends to Man Group								(3,787)
Change in available for sale securities (net of $17,619 tax)								25,354
Net distributions to Man Group								(45,900)
Noncontrolling interest in subsidiaries acquired								5,487

Equity at March 31, 2007								$543,256

Net income prior to Reorganization and Separation								72,897
Dividends to Man Group prior to Reorganization and Separation								(1,011)
Foreign currency translation								(462)
Change in available for sale securities prior to Reorganization and Separation								(24,652)
Net distribution to Man Group prior to Reorganization and Separation								139,900
Change in noncontrolling interest in subsidiaries								1,486

Total Equity prior to Reorganization and Separation								$731,414

Issuance of shares as part of Formation and Separation	$103,727			$620,714			$6,973	$731,414
Effect of Recapitalization	17,379			498,844				516,223
Shares repurchased from Man Group	(1,474)			1,474				—
Tax indemnification from Man Group as capital contribution				54,997				54,997
Non cash contribution for Man Group plc equity awards				1,829				1,829
Stock-based compensation				103,902				103,902
Net loss following Reorganization and Separation					$(142,439)			(142,439)
Net income attributable to noncontrolling interests							4,871	4,871
Foreign currency translation						$4,239	131	4,370
Dividend paid to noncontrolling interests							(1,145)	(1,145)
Deferred loss on cash flow hedges (net of $21,077 tax)						30,330		30,330
Reclassification of deferred loss on cash flow hedges (net of $21,077 tax)						(30,330)		(30,330)
Shares issued	15			(15)				—
Recapitalization adjustment paid to Man Group				(16,161)				(16,161)
Windfall tax benefit from stock-based compensation				1,139				1,139
Impact of adoption of FIN 48				(990)				(990)
Minimum pension liability (net of $512 tax)						1,845		1,845

Shareholders’ equity at March 31, 2008	$119,647	$—	$—	$1,265,733	$(142,439)	$6,084	$10,830	$1,259,855

Stock-based compensation				80,223				80,223
Net loss attributable to MF Global Ltd.					(49,058)			(49,058)
Net income attributable to noncontrolling interests							976	976
Foreign currency translation						(26,775)	(892)	(27,667)
Purchase of noncontrolling interest							2,949	2,949
Disposal of noncontrolling interest							(1,090)	(1,090)
Shares issued	1,076	(97)		(1,552)				(573)
Tax indemnification from Man Group				3,200				3,200
Dividend distributions				(18,594)				(18,594)
Minimum pension liability (net of $765 tax)						(3,324)		(3,324)
Impact of adoption of FSP APB 14-1				6,439				6,439
Receivable from shareholder			(29,779)	—				(29,779)

Shareholders’ equity at March 31, 2009	$120,723	$(97)	$(29,779)	$1,335,449	$(191,497)	$(24,015)	$12,773	$1,223,557

The accompanying notes are an integral part of these financial statements.

MF GLOBAL LTD.

CONSOLIDATED AND COMBINED STATEMENTS OF COMPREHENSIVE INCOME

(Dollars in thousands, except share data)

	YEAR ENDED MARCH 31,
	2009	2008	2007
Net (loss)/income	$(48,082)	$(64,671)	$189,732
Other comprehensive income adjustments:
Changes in available for sale securities (net of $17,619 tax)	—	—	25,354
Deferred loss on cash flow hedges (net of $21,077 tax)	—	30,330	—
Loss on cash flow hedges (net of $21,077 tax)	—	(30,330)	—
Foreign currency translation adjustment	(27,667)	4,370	4,757
Minimum pension liability adjustment (net of $765 and $512 tax in 2009 and 2008, respectively)	(3,324)	1,845	—

Comprehensive (loss)/income	$(79,073)	$(58,456)	$219,843
Comprehensive income attributable to noncontrolling interest	84	5,002	1,733

Comprehensive (loss)/income attributable to MF Global Ltd.	$(79,157)	$(63,458)	$218,110

The accompanying notes are an integral part of these financial statements.

MF GLOBAL LTD.

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(Dollars in thousands, except share data)

Note 1: Organization and Basis of Presentation

MF Global Ltd. (together with its subsidiaries, the “Company”) is a leading intermediary offering customized solutions in global cash, derivatives and related markets. The Company provides trade execution and clearing services for exchange-traded and over-the-counter derivative products as well as certain products in the cash market. The Company operates globally, with a presence in the United States, the United Kingdom (“UK”), France, Singapore, Australia, Hong Kong, Canada, India, Switzerland and Japan among others. The Company believes it is one of the leading intermediaries within the global cash, derivatives, and related markets and serves a worldwide client base, including financial institutions, asset managers, hedge funds, professional traders and private clients. The Company is operated and managed on an integrated basis as a single operating segment.

The Company’s principal subsidiaries operate as registered futures commission merchants and as broker-dealers or the local equivalent and maintain futures, options and securities accounts for customers. The Company’s subsidiaries are members of various commodities, futures, and securities exchanges in the United States, Europe, and the Asia/Pacific region and accordingly are subject to local regulatory requirements including those of the U.S. Commodity Futures Trading Commission (“CFTC”), the U.S. Securities and Exchange Commission (“SEC”), and the UK Financial Services Authority (“FSA”), among others.

These audited financial statements include the following:

•	Subsequent to the Company’s reorganization and separation, the consolidated accounts of MF Global Ltd. and its subsidiaries.

•	Prior to such reorganization and separation, the combined financial statements of Man Financial, the brokerage division of Man Group plc and its subsidiary companies (“Man Group”), a UK corporation.

Initial Public Offering

The Company completed an initial public offering (“IPO”) of its common shares on July 23, 2007.

In July 2007, Man Group plc separated its brokerage business from its asset management business by transferring to the Company all of the entities and net assets of Man Group and its subsidiaries that comprised its brokerage business, formerly known as Man Financial. In the separation, Man Group retained its asset management business. Man Group transferred the brokerage unit to MF Global Holdings Overseas Limited (formerly known as Man Financial Overseas Ltd.) and MF Global Holdings Europe Limited (formerly known as ED&F Man Group Ltd.), two holding companies incorporated in the United Kingdom (the “Reorganization”). Man Group completed the separation of the brokerage business by transferring all of the outstanding capital stock of MF Global Holdings Overseas Limited, MF Global Holdings Europe Limited, MF Global Singapore Pte Limited (formerly known as Man Financial (S) Pte Limited), and MF Global Holdings HK Limited (formerly known as Man Financial Holdings (HK) Ltd.) to the Company in exchange for 103,726,353 of the Company’s common shares (the “Separation”).

Man Group also made a net capital contribution of $516,223 in cash to the Company in return for 17,379,493 common shares that the Company issued to the Man Group selling shareholder (the “Recapitalization”). The Recapitalization was based on the Company’s estimated equity at June 30, 2007, as adjusted for certain subsequent transactions, and estimated on the date of the Recapitalization. The Company and Man Group have subsequently finalized the net capital contribution amount based on the Company’s balance sheet as of June 30, 2007, with reasonable adjustment thereto, as agreed with additional consideration for activity subsequent to June 30, 2007 but prior to the IPO. This recalculation has resulted in the Company paying a Recapitalization adjustment to Man Group on March 31, 2008 of $16,161.

Also, pursuant to a separation agreement entered into with Man Group, the Company received $54,997 from Man Group as reimbursement for a one-time tax charge, which has been recorded through Shareholders’ Equity as a capital contribution from a shareholder. In the prior year, Man Group reorganized its U.S. affiliates by separating the affiliates engaged in brokerage activities from those engaged in investment and money management activities by means of an internal spin-off. While initially treated as tax-free for U.S. income tax purposes, the IPO had the effect of converting this earlier spin-off transaction into a fully taxable one and triggered a one-time tax charge. Under U.S. income tax principles, the Company is liable for this tax, and was reimbursed by Man Group. Any future tax expense associated with this transaction will be funded by Man Group as payment becomes due.

On July 19, 2007, Man Group received all of the net proceeds from the issuance of 97,379,765 shares at an IPO price of $30 per share and retained approximately 18.6% ownership in the Company. The Company did not receive any proceeds from the sale of these common shares. Man Group also transferred 1,473,514 common shares previously issued to and held by them to the Company for one dollar in aggregate by way of a share adjustment based on the difference between the estimated and final IPO price.

The Company has noted that an additional payment of $29,779 is due to the Company from Man Group in connection with the recapitalization at the time of the IPO in fiscal 2008. The Company has made a request of Man Group for payment, who has demanded arbitration, and the Company is exploring its options in that regard. As a result of this unresolved claim, the Company has reduced shareholders’ equity as reported at March 31, 2009 by $29,779 by recording a receivable from shareholder in shareholders’ equity. If the claim is successful, the Company would expect to restore shareholders’ equity by the amount received from Man Group (if any), and if the claim is not successful would expect to write off the receivable to additional paid in capital and not to increase shareholders’ equity. The reduction in shareholders’ equity does not affect amounts reported in the Company’s earnings, income statement or cash position for any prior period.

Basis of presentation

The audited consolidated and combined financial statements are prepared in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”). Management believes that these audited consolidated and combined financial statements include all normally recurring adjustments and accruals necessary for a fair presentation of the audited consolidated and combined statements of operations, balance sheets, cash flows, changes in shareholders’ equity and comprehensive income for the periods presented.

All significant intercompany balances and transactions between the Company’s entities have been eliminated in consolidation. Transactions between the Company and Man Group and its affiliates are herein referred to as “related party” transactions. The Company’s policy is to consolidate all entities of which it owns more than 50% unless it does not have control. Investments in entities in which the Company generally owns greater than 20% but less than 50% and exercises significant influence, but not control, are accounted for using the equity method of accounting. As of March 31, 2009 and 2008, the Company had a 19.5% and 20% equity investment in Polaris MF Global Futures Co., Ltd (“Polaris”), respectively. As of March 31, 2008, the Company had a 47.9% equity investment in U.S. Futures Exchange LLC (“USFE”). In December 2008, the Company announced its strategic decision to no longer participate in USFE, a Chicago-based electronic futures exchange. Subsequently, USFE announced its decision to liquidate its operations. As a result, the Company recorded an impairment charge of $14,574, net of tax, to write down its full 47.9% equity investment in USFE in the year ended March 31, 2009.

Prior to July 1, 2007 the Company’s financial statements were prepared on a combined basis in conformity with U.S. GAAP as if the Company had existed on a stand-alone basis. The combined financial statements were carved out from Man Group and include the accounts of the Company and its majority and wholly owned subsidiaries, in each case using the historical basis of accounting for the results of operations and assets and liabilities of the respective businesses. The carve-out combined financial statements may not necessarily reflect the results of operations, financial position and cash flows if the Company had actually existed on a stand-alone basis during the periods presented. The carve-out combined financial statements include the Company’s direct expenses as well as allocations of expenses arising from shared services and infrastructure provided by Man Group.

The impact of the adoption of SFAS No. 160 and FSP APB 14-1 has been reflected in the accompanying footnotes, with a summary of the impact of these adoptions in Note 24.

Certain prior year amounts have been reclassified to conform to current year presentation. Specifically, during the second quarter of fiscal 2008, the Company began classifying the total return equity swaps entered into as part of a matched equity hedge in principal transactions rather than in net interest. Additionally, the Company also began presenting the interest and dividends earned on contracts for differences on a gross rather than net basis within interest income and interest expense. For the year ended March 31, 2007, these reclassifications caused an increase to principal transactions of $53,872; an increase to interest income of $315,045; and an increase to interest expense of $368,917, and have been reclassified in the Company’s combined financial statements. This reclassification did not result in any change to revenues, net of interest and transaction-based expenses, or net income.

During the year ended March 31, 2008, the Company recorded an $8,800 reduction to interest income, a $4,800 adjustment to principal transactions, and a $1,900 reduction to employee compensation and benefits, in each case related to errors in prior year accruals that were deemed immaterial to all prior periods presented. During the year ended March 31, 2009, the Company identified errors in its previously reported financial statements. These errors related to the historical accounting for specific exchange and clearing fees, the timing and amount of certain accruals, the accounting for transactions related to the spin-off of the Company’s operations from Man Group plc in connection with its IPO, including the deductibility of certain taxes from that transaction, as well as the classification of certain revenues and expenses between line items in the audited consolidated and combined statements of operations. The impact of the errors on net income for the years ended March 31, 2008 and 2007 is an increase of $1,357 and $5,103, respectively.

The Company does not believe that these adjustments are quantitatively or qualitatively material to the results of the respective reporting periods, its projected results for the current year, any prior year’s earnings, earnings trends, or financial statement line items.

Relationship with Man Group

Historically, Man Group has provided financial and administrative support to the Company. In connection with the IPO, the Company entered into several transitional services agreements with Man Group pursuant to which Man Group agreed to continue to provide the Company with administrative support for certain corporate functions, such as corporate-level coordination and support services related to the Company’s regulatory capital activities, tax administration, corporate secretarial services and insurance management, for a limited transition period. As of March 31, 2009, all such services had terminated with the exception of office services. The agreement for office services will continue for as long as the Company leases office space from Man Group.

Note 2: Summary of Significant Accounting Policies

Use of estimates

The preparation of consolidated and combined financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated and combined financial statements, and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates. The nature of the Company’s business is such that the results of any interim period may not be indicative of the results to be expected for a full year.

Cash and cash equivalents

Cash and cash equivalents are comprised of cash and short-term highly liquid investments with original maturities of three months or less, other than those used for trading or margin purposes. The carrying amount of such cash equivalents approximates their fair value due to the short-term nature of these instruments.

Restricted Cash and Securities Segregated under Federal and Other Regulations

Certain subsidiaries are obligated by rules mandated by their primary regulators, including the SEC and CFTC in the U.S. and the FSA in the UK, to segregate or set aside cash or qualified securities to satisfy regulations, promulgated to protect customer assets. The Company also has fixed cash deposits classified within Restricted Cash and Segregated Securities of $48,630 and $144,951 as of March 31, 2009 and 2008, respectively, which are held as margin for the issuance of bank guarantees to satisfy local exchange requirements for day-to-day clearing. In addition, substantially all of the subsidiaries are members of clearing organizations at which cash or securities are deposited as required to conduct day-to-day clearance activities. At March 31, 2009 and 2008, the Company was in compliance with its segregation requirements. At March 31, 2009 and 2008, in addition to segregated cash, the Company has segregated securities of $7,969,127 and $6,070,210, respectively, classified within Restricted cash and segregated securities. These amounts include securities purchased under agreements to resell that are subject to the segregation requirements of the CFTC and totaled $4,998,887 and $5,401,987 at March 31, 2009 and 2008, respectively.

Securities purchased under agreements to resell and securities sold under agreements to repurchase

Transactions involving purchases of securities under agreements to resell (“resale agreements”) or sales of securities under agreements to repurchase (“repurchase agreements”) are treated as collateralized financing transactions and are recorded at their contractual amounts plus accrued interest. The resulting interest income and expense for these arrangements are generally included in Interest income and Interest expense in the consolidated and combined statements of operations.

Resale and repurchase transactions are presented on a net-by-counterparty basis when the requirements of Financial Accounting Standards Board (“FASB”) Interpretation No. 41, Offsetting of Amounts Related to Certain Repurchase and Reverse Repurchase Agreements (“FIN No. 41”) are satisfied.

It is the general policy of the Company to take possession of securities with a market value equal to or in excess of the principal amount loaned plus the accrued interest thereon in order to collateralize resale agreements. Similarly, the Company is generally required to provide securities to counterparties to collateralize repurchase agreements. The Company’s agreements with counterparties generally contain contractual provisions allowing for additional collateral to be obtained, or excess collateral returned. The collateral is marked to market daily and the Company may require counterparties to deposit additional collateral or return collateral pledged, when deemed appropriate.

From time-to-time, the Company enters into securities financing transactions that mature on the same date as the underlying collateral. The Company accounts for these transactions in accordance with the prescribed guidance included in Statement of Financial Accounting Standard (“SFAS”) No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (“SFAS No. 140”). Such transactions are treated as a sale of financial assets and a forward repurchase commitment, or conversely as a purchase of financial assets and a forward resale commitment. The forward repurchase and resale commitments are accounted for as derivatives under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS No. 133”).

Securities borrowed and securities loaned

Securities borrowed and securities loaned transactions are accounted for as collateralized financing transactions and are recorded at the amount of cash collateral advanced or received. Securities borrowed transactions facilitate the settlement process and require the Company to deposit cash or other collateral with the lender. In these transactions, the Company receives cash or other collateral in an amount generally in excess of the market value of the applicable securities borrowed and loaned. The Company monitors the market value of securities borrowed or loaned on a daily basis, with additional collateral obtained or refunded as necessary. Consistent with Securities purchased under agreements to resell, from time-to-time, the Company enters into securities financing transactions that mature on the same date as the underlying collateral. The Company accounts for these transactions in accordance with the prescribed guidance included in SFAS No. 140. Such transactions are treated as a sale of financial assets and a forward repurchase commitment, or conversely as a purchase of financial assets and a forward resale commitment.

Collateral

The Company enters into financing transactions and matched book positions principally through the use of repurchase agreements and securities lending agreements. In these transactions, the Company receives cash or securities in exchange for other securities, including U.S. government and federal agency obligations, corporate debt and other debt obligations, and equities, or cash. The Company records assets it has pledged as collateral in collateralized borrowings and other arrangements on the consolidated balance sheets when the Company is the debtor as defined by SFAS No. 140.

The Company obtains securities as collateral principally through the use of resale agreements, securities borrowing agreements, customer margin loans and other collateralized financing activities to facilitate its matched book arrangements, inventory positions, customer needs and settlement requirements. In many cases, the Company is permitted to sell or repledge securities held as collateral. These securities may be used to collateralize repurchase agreements, to enter into securities lending or to cover short positions. As of March 31, 2009 and 2008, the fair value of securities received as collateral by the Company, excluding collateral received under resale agreements, that it was permitted to sell or repledge was $9,693,486 and $16,911,170, respectively. As of March 31, 2009 and 2008, the Company sold or repledged $7,396,382 and $14,349,597, respectively. Counterparties have the right to sell or repledge these securities. See Note 5 for a description of the collateral received and pledged in connection with agreements to resell or repurchase securities.

Securities owned and securities sold, not yet purchased

Stocks, government and corporate bonds, futures, options and foreign currency transactions are reported in the audited consolidated and combined financial statements on a trade date basis. Securities owned and securities sold, not yet purchased are stated at fair value. Realized and unrealized gains and losses are reflected in Principal transactions or Gains on exchange seats and shares on the audited consolidated and combined statements of operations. Fair values are based on quoted market prices.

Securities sold, not yet purchased, represent obligations of the Company to deliver the specified security at the contracted price and, thereby, create a liability to purchase the security in the market at prevailing prices. The Company’s liability for securities to be delivered is measured at their fair value as of the date of the consolidated and combined financial statements. However, these transactions result in off-balance sheet risk, as the Company’s ultimate cost to satisfy the delivery of the securities sold, not yet purchased, may exceed the amount reflected in the consolidated balance sheets.

Shares in exchanges held by the Company that are not required for trading rights are recorded at fair market value, taking into account any restrictions. Unrealized gains and losses arising from these assets are reported separately in the consolidated and combined statements of operations as Gain on exchange seats and shares.

Receivables from and payables to customers

These balances pertain primarily to margin and open contractual commitments related to customers’ futures, foreign currency forwards and securities transactions. Receivables from and payables to customers include gains and losses on open futures, options and forward contracts and amounts due on cash and margin transactions.

Securities owned by customers are held as collateral for receivables. Customer securities transactions are recorded on a trade date basis. Securities owned by customers, including those that collateralize margin or other similar transactions, are not reflected in the consolidated balance sheets. The Company generally nets receivables and payables related to its customers’ futures, foreign currency forwards and securities transactions on a counterparty basis pursuant to master netting or customer agreements. It is the Company’s policy to settle these transactions on a net basis with its counterparties.

Receivables from and payables to brokers, dealers and clearing organizations

Receivables from brokers, dealers and clearing organizations include amounts receivable for securities not delivered by the Company to the purchaser by the settlement date (“fails to deliver”) and margin deposits. Payables to brokers, dealers and clearing organizations include amounts payable for securities not received by the Company from the seller by the settlement date (“fails to receive”). Receivables and payables to brokers, dealers and clearing organizations also include amounts related to net payables and receivables from unsettled trades.

Memberships in exchanges, at cost

Memberships in exchanges represent both an ownership interest and the right to conduct business on the exchange. Exchange memberships of the Company’s broker-dealer and Futures Commission Merchant subsidiaries, representing the right to conduct business, are recorded at cost and tested at least annually for impairment or more frequently if events or circumstances indicate a possible impairment. At March 31, 2009, there was no impairment charge for memberships in exchanges. In the years ended March 31, 2008 and 2007, recorded impairment charges for memberships in exchanges were not material.

Available for sale securities

Memberships in exchanges owned by the Company that are not required to conduct business are recorded at fair value within Securities owned. During the year ended March 31, 2007, the Company classified certain of these exchange memberships as available for sale securities and accounted for them in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, because they were not held by one of the Company’s broker-dealer or Futures Commission Merchant subsidiaries. These shares were obtained in a cash-free exchange upon demutualization of an exchange; the memberships were carried at cost prior to the demutualization. The fair value of these exchange shares was $44,801 (cost $1,828) at March 31, 2007 and the Company recorded unrealized gains for these exchange memberships within Equity of $25,354 (net of $17,619 tax). During the year ended March 31, 2007, proceeds from the sale of available for sale securities aggregated $38,940, with gross realized gains of $37,176, determined on a specific identification basis. As of March 31, 2009 and 2008, there were no available for sale securities held.

Furniture, equipment and leasehold improvements

Furniture and equipment are stated at cost, net of accumulated depreciation. Furniture and equipment are depreciated over their estimated useful lives of 3 to 5 years on a straight-line basis. Leasehold improvements are amortized on a straight-line basis over the lesser of the economic useful life of the improvement or the term of the related leases, which range from 2 to 10 years. The total depreciation expense for all furniture, equipment and leasehold improvements for the years ended March 31, 2009, 2008 and 2007 was $23,658, $21,544 and $17,025, respectively.

The Company reviews the carrying value of its furniture, equipment, or leasehold improvements for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. The impairment is measured as the amount by which the carrying value exceeds the fair value of the asset as determined by an estimate of undiscounted cash flows. Impairment charges for furniture, equipment, and leasehold improvements recorded in the years ended March 31, 2009, 2008 and 2007, were not material.

Goodwill

Goodwill represents the excess of the purchase price of a business acquisition over the fair value of the net assets acquired. Goodwill is not amortized and the Company’s single reporting unit is tested at least annually for impairment as of March 31, 2009. Under SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”), an assessment of goodwill for potential impairment is performed in two steps. Step 1 of the analysis is used to identify the impairment and involves determining and comparing the fair value of the Company with its carrying value, or shareholders’ equity. If the fair value of the Company exceeds its carrying value, goodwill is not impaired. Step 2 of the analysis compares the fair value of the Company to the aggregated fair values of its individual assets, liabilities, and identified intangibles, to calculate the amount of impairment, if any.

In performing Step 1 of the analysis, the Company compared its net book value to its estimated fair value. In determining the estimated fair value, the Company performed a discounted cash flow analysis using management’s current business plans which factored in the current market conditions including contract and product volumes and pricing as the basis for expected future cash flows for the first five years and a 1% growth rate for the cash flows thereafter. Management used a weighted average cost of capital (“WACC”) of 10.45% as its discount rate in this analysis, which was derived from market participant data and estimating the fair value and yield of the Company’s debt, preferred shares, and equity as of the testing date. The WACC represents the yield of the Company’s financial instrument as currently stated. A discounted cash flow model involves the subjective selection and interpretation of data inputs, and given market conditions at March 31, 2009 there was a very limited amount of observable market data inputs available in determining the model.

Based on the results of Step 1 of the analysis, the Company determined its goodwill was impaired, as the fair value derived from the discounted cash flow model was less than the Company’s book value at March 31, 2009. Then, based on the results of Step 2 of the analysis, the Company determined that its market capitalization and the computed fair value from Step 1 of the analysis was less than the estimated fair value of the Company’s balance sheet and therefore recorded a charge of $76,821 in the fourth quarter of fiscal 2009 to write-off the entire amount of the Company’s goodwill. See Note 3 for further information. The Company has an earn-out arrangement that could result in additional goodwill being recorded in future periods. The Company will continue to assess its goodwill annually or whenever events such as market capitalization and net book value decline, or changes in circumstances indicate that an interim assessment is necessary. There was no impairment of goodwill identified for the years ended March 31, 2008 and 2007.

Intangible assets, net

Intangible assets represent the cash paid in a business combination for customer relationships, technology assets, and trade names. The Company amortizes finite-lived intangible assets over their estimated useful lives on a straight-line basis, which range from 4 to 14 years, unless the economic benefits of the intangible are otherwise impaired. The Company did not have any indefinite lived intangible assets at March 31, 2009 and 2008. Intangible assets are reviewed at least annually for impairment or whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable.

During the fourth quarter of fiscal 2009, the Company identified triggering events that required an impairment analysis to be performed related to certain intangible assets pursuant to SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Due to the decrease in expected cash flows from certain long-lived intangible assets related to the decline of the respective customers and trading volume, the Company concluded that such assets were not fully recoverable. In connection with its analyses as of March 31, 2009, the Company recorded asset impairments of $5,207. The asset impairments recorded reduced the carrying values of certain customer relationships and trade names. See Note 3 for further information.

There was no impairment of intangible assets identified for the years ended March 31, 2008 and 2007.

Noncontrolling interests

The Company consolidates and combines the results and financial position of entities it controls, but does not wholly own. As of March 31, 2009, the Company owned 70.2% of MF Global Sify Securities India Private Limited, 75.0% of MF Global Financial Services India Private Limited and 73.2% of MF Global Futures Trust Co. Ltd. During the year ended March 31, 2009 the Company purchased the remaining 9.0% of MF Global Securities Ltd it did not previously own, following the exercise of a put option held by the noncontrolling shareholder. At March 31, 2009 and 2008, noncontrolling interest recorded in the consolidated balance sheets were $12,773 and $10,830, respectively.

Derivative instruments and hedging activities

During the year ended March 31, 2008, the Company entered into interest rate forward contracts, in the anticipation of issuing new debt, which would serve to eliminate the variability of cash flows due to changes in the U.S. Treasury interest rate. The interest rate forward contracts fixed the interest rate to be applied on the first ten forecasted semi-annual interest payments associated with the Company’s planned issuance of debt. The changes in fair value of these interest rate forward contracts were designated and qualified as cash flow hedges in accordance with SFAS 133, and were recorded in other comprehensive income/(loss) within Shareholders’ Equity. The Company tested hedge effectiveness quarterly, on both a prospective and retrospective basis, using the dollar-offset method. Ineffectiveness of the hedge or termination of the hedged transaction required amounts to be reclassified from other comprehensive income/ (loss). During the year ended March 31, 2008, changes in capital markets and other events impacted the Company’s prospective issuance of debt and caused the Company to review its capital plan. As this capital plan did not exactly match the original plan in place when the Company originally entered into the interest rate forward contracts, the Company was not able to maintain hedge accounting in accordance with SFAS 133, and as such recognized a loss from the interest rate forward contracts of $51,407, in Principal transactions in the consolidated statement of operations during the year ended March 31, 2008. All amounts recorded in other comprehensive income/ (loss) related to this hedge accounting were reclassified to Principal transactions in the consolidated statement of operations.

Prior to the IPO, the Company had interest rate swaps in place to swap the fixed interest payments on subordinated and senior debt to floating rates, which were repaid in July 2007. These swap contracts enabled the Company to substitute fixed rate interest payments with variable rate interest payments, and manage its exposure on its borrowings. The Company applied fair value hedge accounting using interest rate swap contracts to hedge the benchmark interest rate (LIBOR) on its fixed rate long-term borrowings. The Company hedged the risk of changes in fair value of the hedged debt attributable to changes in LIBOR. The changes in the fair value of these swaps that were designated and qualified as fair value hedges were recorded in the consolidated and combined statements of operations together with any changes in the fair value of the hedged liability that were attributable to the hedged risk. The Company tested hedge effectiveness on its interest rate swaps quarterly, on both a prospective and retrospective basis using the dollar-offset method. Ineffectiveness on each hedging relationship was calculated as the difference between the change in fair value of the interest rate swap contract and the change in fair value of the hedged debt attributable to changes in the benchmark interest rate (LIBOR). In the year ended March 31, 2007, the loss recorded in Principal transactions in the consolidated and combined statements of operations due to ineffectiveness was immaterial. The total notional amount of this outstanding interest rate swap contract was $465,000 at March 31, 2007. There were no such contracts outstanding at March 31, 2009 and 2008.

Prior to the IPO, the Company also entered into derivative contracts, to manage its exposure to foreign currency exchange rates, which do not qualify for hedge accounting as defined in SFAS No. 133. For these transactions, the Company recorded all gains and losses within Principal transactions in the audited consolidated and combined statements of operations. The cash flow impact of derivative contracts that do not qualify for hedge accounting is classified within cash flows from operating activities in the consolidated and combined statements of cash flows.

All derivative financial instruments are carried at market value, or if market prices are not readily available, fair market value. Market values for exchange-traded derivatives are based on quoted market prices. Fair market values for over-the-counter derivative financial instruments are based on pricing models that are based on observable market data intended to approximate the amounts that would be received from or paid to a third party in settlement of the contracts.

Derivative financial instruments involve varying degrees of off-balance sheet market risk. Changes in foreign exchange rates may result in cash settlements which exceed the amounts recognized on the consolidated balance sheets. The counterparties to the Company’s forward foreign exchange contracts include a number of major international financial institutions. The Company could be exposed to loss in the event of non-performance by these counterparties. However, credit ratings and concentrations of risk to these financial institutions are monitored on a continuous basis. See Note 21 for further information.

Employee Benefits

The Company’s employees participate in various pension and savings benefit plans. The Company uses various actuarial methods and assumptions to determine the pension benefit costs and obligations, including the discount rate used to determine the present value of future benefits and expected long-term rate of return on plan assets. Prior to the IPO, the defined benefit plan arrangements sponsored by Man Group were accounted for as multi-employer plans.

Income Taxes

The income tax provision is reflected in the consolidated and combined statements of operations. The Company has presented fiscal 2007 as if it operated on a stand-alone basis as the Company was owned by Man Group. The income tax provision reflects the asset and liability method prescribed by SFAS No. 109, Accounting for Income Taxes (“SFAS No. 109”). Under this method, deferred income taxes are provided for differences between the carrying value of assets and liabilities for financial reporting and income tax purposes, and are measured using the enacted tax rates that will be in effect when these differences are expected to reverse. A valuation allowance is provided for deferred tax assets when it is more likely than not (likelihood of greater than 50%) that the benefits of net deductible temporary differences and net operating loss carryforwards will not be realized.

In accordance with FIN 48, Accounting for Uncertainty in Income Taxes, tax positions are recognized only when it is more likely than not, based on technical merits, that the position will be sustained upon examination. Tax positions that meet the more likely than not threshold are measured using a probability weighted approach as the largest amount of tax benefit that has a greater than 50% likelihood of being realized. A liability associated with an unrecognized tax benefit is classified as a long-term liability, except for the amount for which a cash payment is anticipated within one year.

The Company has classified deferred tax assets within other assets, and deferred tax liabilities and accrued taxes payable within accrued expenses and other liabilities on the consolidated balance sheets.

Allowance for Doubtful Accounts

The Company’s allowance for doubtful accounts is based upon management’s continuing review and evaluation of factors such as collateral value, aging and the financial condition of the customers. The allowance is assessed to reflect the best estimate of probable losses due to client defaults that have been incurred as of the balance sheet date. Any changes are included in the current period operating results. In circumstances where a specific customer’s inability to meet its financial obligation is known, the Company records a specific provision against accounts receivable to reduce the receivable to the amount it reasonably believes will be collected. The bad debt expense recognized for the years ended March 31, 2009, 2008 and 2007 are $19,654, $150,392 and $3,982, respectively. The bad debt expense recorded in the year ended March 31, 2008 was mainly related to an unauthorized trading incident, as discussed further in Note 15.

Stock-based Compensation

The Company accounts for its stock-based compensation plans in accordance with SFAS No. 123(R), Share Based Payment (“SFAS No. 123(R)”). SFAS No. 123(R) measures the cost of employee services received for stock based compensation based on the grant-date fair value of the award. That cost is recognized over the period during which an employee is required to provide service in exchange for the award.

Revenue Recognition

Execution-only commissions

Execution-only commissions are recorded on a trade-date basis as customer transactions occur. Fees are charged at various rates based on the products traded and the method of trade. Execution-only commissions consist of fees charged for executing trades on an agency basis for counterparties that have clearing accounts with other brokerage institutions. Execution-only commissions do not include (1) commissions the Company earns when both executing and clearing the transaction for the customer, which are recognized as cleared commissions described below, or (2) “markups” earned from executing customer trades on a matched principal basis, which are recognized under principal transactions revenue, as described below.

Cleared commissions

Cleared commissions revenue is recorded on a trade-date basis as customer transactions occur. Fees are charged at various rates based on the products traded and the method of trade. Cleared commissions consist of transaction fees earned: (1) by both executing and clearing transactions for customers and (2) by providing clearing services where the trade is executed by another brokerage firm and then routed to the Company. Cleared commissions include fees earned for providing both types of services. Cleared commissions are presented net of rebates earned by customers based on the volume of transactions they execute and clear pursuant to guidance presented in Financial Accounting Standards Board (“FASB”) Emerging Issues Task Force (“EITF”) Issue No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent.

Principal transactions

Principal transactions include revenues from both matched principal brokerage activities and proprietary securities transactions. Revenues from matched principal brokerage activities are recorded on the trade date. For these activities, commission is not separately billed to customers; instead a commission equivalent is included in the transaction revenues following execution of the transaction on behalf of customers. Principal transactions also includes unrealized gains or losses on equity swaps and contracts for differences (“CFDs”) together with the unrealized gains and losses on the related matching equity hedges that are entered into on a matched-principal basis. Additionally, the Company records the total return of equity swaps entered into as part of a matched equity hedge in Principal transactions.

Proprietary securities transactions are recorded on the trade date. Profits and losses arising from all securities and commodities transactions entered into for the account and risk of the Company are recorded on a trade date basis, including to a lesser extent from derivatives transactions executed for the Company’s own account to hedge foreign currency exposure as well as the ineffectiveness and termination of hedged transactions with respect to the Company’s interest rate exposure. The Company does not separately amortize purchase premiums and discounts associated with proprietary securities transactions, as these are a component of the recorded fair value. Changes in the fair value of such securities are recorded as unrealized gains and losses within principal transactions in the consolidated and combined statements of operations. Contractual interest expense earned and incurred on these transactions is included in interest income and interest expense in the consolidated and combined statements of operations.

Interest

Interest is recognized on an accrual basis and includes amounts receivable on customer funds, company funds, debt instruments such as agency securities and collateralized financing arrangements. Interest income related to repurchase agreements, securities borrowed and collateralized financing arrangements are recognized over the life of the transaction. Interest income and expense for repurchase agreement transactions are presented net in the consolidated and combined statements of operations, pursuant to the requirements of FIN 41 and FASB Interpretation No. 39, Offsetting of Amounts Related to Certain Contracts (“FIN No. 39”).

Other

Other revenues consist of revenues the Company earned from other normal business operations that are not otherwise included elsewhere. These include fees from clients and other counterparties for certain ancillary services provided by the Company, such as the use of trading systems and other back-office services and support. This would also include insurance proceeds, which are not recorded until received.

Transaction-based expenses

Transaction-based expenses are variable expenses directly incurred in conjunction with the generation of revenues, and consist of execution and clearing fees and sales commissions.

Execution and clearing fees

Execution and clearing fees reflect the expenses of executing, clearing and settling trades on behalf of customers. These fees are paid to third parties, specifically clearing brokers, exchanges and clearing-houses, and regulatory bodies. Execution and clearing fees are recognized on a trade date basis. Execution and clearing fees also reflect losses due to trading errors for the years ended March 31, 2009, 2008 and 2007 of $8,635, $15,885 and $13,000, respectively.

Sales commissions

Sales commissions consist of payments to introducing brokers that are deemed third parties.

Gains on exchange seats and shares

Gains on exchange seats and shares consist of (1) realized gains on sales of exchange seats and shares, (2) unrealized gains and losses arising from fair value movements on the exchange shares held by the Company but not required for clearing transactions and (3) dividend income earned on all exchange memberships held by the Company.

Fair value of financial instruments

Financial instruments are recorded in the financial statements on a trade-date basis and they include related accrued interest or dividends. These instruments include cash and derivative products that primarily represent the Company’s investment, trading and customer facilitation activities.

The Company has adopted the provisions of SFAS No. 157 Fair Value Measurements (“SFAS No. 157”) as of April 1, 2008. SFAS No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, or an “exit” price. For financial instruments measured at fair value, changes in fair value are recognized in earnings within Principal transactions in the consolidated and combined statements of operations. Based on market convention the Company marks its financial instruments based on product class which is generally bid or mid price. Fair value measurements are not adjusted for transaction costs.

Credit risk is a component of fair value and represents the loss the Company would incur if a counterparty or an issuer of securities or other instruments the Company holds fails to perform under its contractual obligations to the Company, or upon a deterioration in the credit quality of third parties whose securities or other instruments, including OTC derivatives, the Company holds. To reduce the Company’s credit exposures in its operating activities, the Company generally enters into agreements with its counterparties that permit it to offset receivables and payables with such counterparties and obtain margin and/or collateral from the counterparty on an upfront and ongoing basis. The Company monitors and manages its credit exposures daily. In the Company’s adoption of SFAS No. 157, it considered the impact of counterparty credit risk in the valuation of its assets and its own credit risk in the valuation of its liabilities that are presented at fair value.

Legal reserves

In the ordinary course of business, the Company has been named as a defendant in legal and regulatory proceedings. The Company estimates the potential losses that may arise out of legal and regulatory proceedings and recognizes liabilities for such contingencies to the extent that such losses are probable and the amount of the loss can be reasonably estimated. Legal professional fees are accrued as incurred.

Shareholders’ Equity

Prior to the Reorganization and Separation, the Company’s financial statements were prepared on a combined basis, and as such, the Company’s equity reflects an aggregation of accumulated earnings, accumulated comprehensive income/loss, and foreign currency translation adjustments. For periods after the Reorganization and Separation, shareholders’ equity and its components have been presented on a consolidated basis from the date of the Reorganization and Separation prospectively.

The Company has 1,000,000,000 shares authorized at $1.00 par value per share of which 120,723,046 and 119,647,222 were issued and outstanding at March 31, 2009 and 2008. This excludes restricted shares issued that are subject to forfeiture of 237,665 and 406,745 for March 31, 2009 and 2008 respectively.

The Company accounts for treasury shares under the par value method. Under this method, the excess of the cost of treasury shares over its par value is recorded in additional paid-in capital.

Termination Costs

The Company records a liability for a cost associated with an exit or disposal activity, as measured initially at its fair value, in the period in which the liability is incurred, in accordance with the provisions of SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. During the year ended March 31, 2009, the Company recorded $10,952 related to the reorganization of its offices in France and Canada, which $7,716 was recorded in Employee compensation and benefits (excluding non-recurring IPO awards), $2,170 in Occupancy and equipment, $601 in Professional fees, $439 in Depreciation and amortization and $26 in General and other in the consolidated and combined statement of operations. Of this total amount, $7,233 related to employee severance and $3,719 related to contract termination and other costs. As of March 31, 2009, $8,377 amount was accrued, substantially all of which will be paid out within one year.

Foreign currency translation

The functional currency is the currency of the primary economic environment in which cash is generated and expended. This is generally the local currency for the Company’s non-U.S. operations, except for certain entities in the UK and Singapore. The assets and liabilities of foreign operations are translated into U.S. dollars at the spot exchange rates prevailing at the close of business on the reporting date. Revenue and expenses of the foreign operations are translated into U.S. dollars at average exchange rates during the period. Gains or losses on the translation of financial statements of the Company’s non-U.S. subsidiaries, where the functional currency is other than the U.S. dollar, are included in shareholders’ equity on the consolidated balance sheets. The impact of translating monetary assets and liabilities to the reporting currency as well as transaction gains and losses are recorded in General and other expenses in the consolidated and combined statements of operations. For the years ended March 31, 2009, 2008 and 2007 net currency translation (losses)/gains recorded in General and other expenses were $12,614, $3,817 and $(1,011), respectively.

Earnings per Share

The Company computes earnings per share in accordance with SFAS No. 128, Earnings per Share and EITF 03-6 Participating Securities and the Two-Class Method. The Company’s Series A Preference Shares are participating securities whereby the holder of Series A Preference Shares participates in undistributed earnings with common shareholders.

Recently Issued Accounting Pronouncements

In May 2009, the FASB issued SFAS No. 165, Subsequent Events (“SFAS No. 165”). SFAS No. 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date, that is, whether that date represents the date the financial statements were issued or were available to be issued. SFAS No. 165 is effective for interim or annual financial periods ending after June 15, 2009. The Company will adopt SFAS No. 165 in the first quarter of fiscal 2010 and do not expect a material impact on its consolidated financial statements upon adoption.

In April 2009, the FASB issued FASB Staff Position No. FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly (“FSP FAS 157-4”). FSP FAS 157-4 provides additional guidance for estimating fair value in accordance with SFAS No. 157 when the volume and level of activity for the asset or liability have decreased significantly. FSP FAS 157-4 also provides guidance on identifying circumstances that indicate a transaction is not orderly. FSP FAS 157-4 is effective for interim and annual reporting periods ending after June 15, 2009. The Company will adopt FSP FAS 157-4 in the first quarter of fiscal 2010 and it does not expect a material impact on its consolidated financial statements upon adoption.

In April 2009, the FASB issued FASB Staff Position No. FAS 141(R)-1, Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies (“FSP FAS 141(R)-1”). FSP FAS 141(R)-1 amends and clarifies SFAS No. 141 (revised 2007), Business Combinations (“SFAS No. 141(R)”) to address application issues raised on initial recognition and measurement, subsequent measurement and accounting, and disclosure of assets and liabilities arising from contingencies in a business combination. FSP FAS 141(R)-1 is effective on or after the beginning of the first annual reporting on or after December 15, 2008. The Company will apply FSP FAS 141(R)-1 to future acquisitions that close after April 1, 2009.

In April 2009, the FASB issued FASB Staff Position Nos. FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments (“FSP FAS 115-2 and FAS 124-2”). The objective of FSP FAS 115-2 and FAS 124-2 is to amend the other-than-temporary impairment guidance for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. FSP FAS 115-2 and FAS 124-2 is effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The Company will adopt FSP FAS 115-2 and FAS 124-2 in the first quarter of fiscal 2010 and does not expect a material impact on its consolidated financial statements upon adoption.

In April 2009, the FASB issued FASB Staff Position No. FAS 107-1 and Accounting Principles Board (“APB”) No. 28-1, Interim Disclosures about Fair Value of Financial Instruments (“FSP FAS 107-1 and APB 28-1”). FSP FAS 107-1 and APB 28-1 requires disclosures about fair value of financial instruments in interim reporting periods of publicly traded companies that were previously only required to be disclosed in annual financial statements. FSP FAS 107-1 and APB 28-1 is effective for interim reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The Company will adopt FSP FAS 107-1 and APB 28-1 in the first quarter of fiscal 2010. As FSP FAS 107-1 and APB 28-1 only amends the disclosure requirements on fair value of financial instruments in interim periods, the adoption of FSP FAS 107-1 and APB 28-1 will not affect its consolidated financial statements.

In December 2008, the FASB issued FASB Staff Position No. FAS 140-4 and FIN 46(R)-8, Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities (“FSP FAS 140-4 and FIN 46(R)-8”). FSP FAS 140-4 and FIN 46(R)-8 requires public entities to provide additional disclosures about transfers of financial assets. It also amends FIN 46(R), Consolidation of Variable Interest Entities, to require public enterprises, including sponsors that have a variable interest in a variable interest entity, to provide additional disclosures about their involvement with variable interest entities. The Company adopted FSP FAS 140-4 and FIN 46(R)-8 as of December 31, 2008. As FSP FAS 140-4 and FIN 46(R)-8 only require additional disclosures, the adoption did not impact its audited consolidated and combined financial statements.

In November 2008, the FASB issued EITF Issue No. 08-6, Equity-Method Investment Accounting (“EITF 08-6”). EITF 08-6 requires the accounting for transaction and impairment consideration involving equity-method investments to be consistent with certain requirements in SFAS 141(R). EITF 08-6 is effective for fiscal years beginning after December 15, 2008. The Company will adopt EITF 08-6 in the first quarter of fiscal 2010 and apply the requirements to future equity-method investments that close on or after April 1, 2009.

In October 2008, the FASB issued FASB Staff Position No. FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active (“FSP FAS 157-3”). FSP FAS 157-3 clarifies the application of SFAS No. 157 in a market that is not active and provides implementation guidance when the market for that financial asset is not active. The Company adopted FSP FAS 157-3 as of September 30, 2008 with no impact on its audited consolidated and combined financial statements.

In September 2008, the FASB issued FASB Staff Position No. FAS 133-1 and FIN 45-4, Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161 (“FSP FAS 133-1 and FIN 45-4”). FSP FAS 133-1 and FIN 45-4 requires an entity that sells credit derivatives to make additional disclosures about the adverse affects of changes in credit risk on the financial results and cash flows of the entity. The Company adopted FSP FAS 133-1 and FIN 45-4 as of December 31, 2008 with no material impact on its audited consolidated and combined financial statements.

In June 2008, the FASB issued FASB Staff Position No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (“FSP EITF 03-6-1”). The guidance in FSP EITF 03-6-1 applies to the calculation of earnings per share for share-based payment awards with rights to dividends or dividend equivalents. It clarifies that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method. FSP EITF 03-6-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008. The Company is currently evaluating the impact FSP EITF 03-6-1 will have on its calculation of earnings per share upon adoption in the first quarter of fiscal 2010.

In June 2008, the FASB reached a consensus on EITF 07-5, Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock (“EITF 07-5”). EITF 07-5 addresses the determination of whether an equity linked financial instrument (or embedded feature) that has all of the characteristics of a derivative under U.S. GAAP is indexed to an entity’s own stock and would thus meet the first part of a scope exception from classification and recognition as a derivative instrument. EITF 07-5 is effective for financial statements issued for fiscal years beginning after December 15, 2008 and must be applied by recording a cumulative effect adjustment to the opening balance of retained earnings at the date of adoption. The Company will adopt EITF 07-5 in the first quarter of fiscal 2010 and it does not expect a material impact on its consolidated financial statements upon adoption.

In June 2008, FASB issued EITF Issue No. 08-4, Transition Guidance for Conforming Changes to Issue No. 98-5 (“EITF 08-4”). The objective of EITF 08-4 is to provide transition guidance for conforming changes made to EITF Issue No. 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, that result from EITF Issue No. 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments, and SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This Issue is effective for financial statements issued for fiscal years ending after December 15, 2008. The Company adopted EITF 08-4 as of December 31, 2008 with no material impact on its audited consolidated and combined financial statements.

In May 2008, the FASB issued Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (“FSP APB 14-1”), which is effective for fiscal years beginning after December 15, 2008. FSP APB 14-1 specifies that issuers of convertible debt instruments that may be settled in cash upon conversion should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. The Company adopted FSP APB 14-1 in the first quarter of fiscal 2010 and the impact on its consolidated and combined financial statements are discussed in Note 24.

In April 2008, the FASB issued FASB Staff Position No. FAS 142-3, Determination of the Useful Life of Intangible Assets (“FSP FAS 142-3”), which is effective for fiscal years beginning after December 15, 2008. FSP FAS 142-3 removes the requirement under paragraph 11 of SFAS No. 142 to consider whether an intangible asset can be renewed without substantial cost or material modifications to the existing terms and conditions. FSP FAS 142-3 requires an entity to consider its own historical experience in renewing similar arrangements. The Company will adopt FSP FAS 142-3 in the first quarter of fiscal 2010 and the Company does not expect a material impact on its consolidated financial statements upon adoption.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities—An Amendment of FASB Statement No. 133 (“SFAS No. 161”). SFAS No. 161 enhances the disclosures of an entity’s derivative and hedging activities. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company adopted SFAS No. 161 as of March 31, 2009. For additional information related to the Company’s adoption of SFAS No. 161, see Note 21 of the Company’s audited consolidated and combined financial statements.

In February 2008, the FASB issued FASB Staff Position No. FAS 140-3, Accounting for Transfers of Financial Assets and Repurchase Financing Transactions (“FSP FAS 140-3”). The objective of FSP FAS 140-3 is to provide implementation guidance on accounting for a transfer of a financial asset and a repurchase financing. FSP FAS 140-3 presumes that an initial transfer of a financial asset and a repurchase financing are considered part of the same arrangement (linked transaction) under SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities (“SFAS 140”). If certain criteria are met, the initial transfer and repurchase financing shall not be evaluated as a linked transaction and shall be evaluated separately under SFAS 140. FSP FAS 140-3 is effective for fiscal years beginning after November 15, 2008. The Company will adopt FSP FAS 140-3 in the first quarter of fiscal 2010 and it does not expect a material impact on its consolidated financial statements upon adoption.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—An Amendment of ARB No. 51 (“SFAS No. 160”). SFAS No. 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The guidance will become effective for fiscal years beginning after December 15, 2008. The Company adopted SFAS No. 160 in the first quarter of fiscal 2010 and the impact on the consolidated and combined financial statements are discussed in Note 24.

In December 2007, the FASB issued a revision to SFAS No. 141, Business Combinations (“SFAS No. 141(R)”). SFAS 141(R) changes the accounting for business combinations including transaction and restructuring costs, contingent consideration and other balances in a business combination. It also changes the accounting for the acquisition of minority shareholder interests when there is no change in control. The acquiring company must measure and record all of the target company’s assets and liabilities, including goodwill, at fair value as if the entire target company had been acquired. SFAS No. 141(R) is effective for fiscal years beginning after December 15, 2008. The Company will apply SFAS No. 141(R) to future acquisitions that close after April 1, 2009.

In April 2007, the FASB issued FASB Staff Position No. FIN 39-1, Amendment of FASB Interpretation No. 39 (“FSP FIN 39-1”). This amendment allows a reporting entity to offset fair value amounts recognized for derivative instruments with fair value amounts recognized for the right to reclaim or the obligation to return cash collateral. Additionally, this amendment requires disclosure of the accounting policy on the reporting entity’s election to offset or not offset amounts for derivative instruments. FSP FIN 39-1 is effective for fiscal years beginning after November 15, 2007. The Company adopted FSP FIN 39-1 in the first quarter of fiscal 2009 with no material impact to its audited consolidated and combined financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, and in February 2008, the FASB amended SFAS No. 157 by issuing FASB Staff Position FAS 157-1, Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13 (“FSP FAS 157-1”), and FASB Staff Position FAS 157-2, Effective Date of FASB Statement No. 157 (“FSP FAS 157-2”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosure of fair value measurements. SFAS No. 157 applies to other accounting pronouncements that require or permit fair value measurements, except those relating to lease classification, and accordingly does not require any new fair value measurements. SFAS No. 157 is effective for financial assets and financial liabilities in fiscal years beginning after November 15, 2007, and for nonfinancial assets and liabilities in fiscal years beginning after November 15, 2008. The Company adopted SFAS No. 157 for financial assets and liabilities in the first quarter of fiscal 2009. For additional information related to the Company’s adoption of SFAS 157, see Note 21 of the Company’s audited consolidated and combined financial statements. The Company adopted FSP FAS 157-1 in the second quarter of fiscal 2009 with no impact to its consolidated financial statements. The Company will adopt FSP FAS 157-2 in the first quarter of fiscal 2010 and does not expect a material impact on its audited consolidated and combined financial statements.

Note 3: Goodwill and Intangible Assets

There were no acquisitions during the year ended March 31, 2009. During the year ended March 31, 2008, the Company made three acquisitions, BrokerOne Pty. Ltd., FXA Securities Ltd., and ChoiceOdds Gaming Ltd., which were not significant on an individual or aggregate basis. BrokerOne is a large online broker for retail clients and professional traders in Australia; FXA Securities is a leading provider of online foreign exchange products to retail investors in Japan, while ChoiceOdds is a leading independent UK-based financial binary trading firm. Net tangible assets acquired for these businesses were $8,735. The Company does not consider the impact of these acquisitions to be significant to its operations.

These acquisitions impacted Intangible Assets by increasing customer relationships, technology assets, and trade names by $20,918, $3,530, and $1,097, respectively. Of the Goodwill recorded during the year ended March 31, 2008, $5,839 represents the deferred taxes on non-deductible intangibles.

During fiscal 2009, earn-out payments of $6,653 were made relating to prior acquisitions, which are accounted for as additional purchase consideration. As of March 31, 2009, the Company had one remaining arrangement that could result in contingent, or “earn-out”, payments. These payments are based on earnings over years, subject to maximum and minimum amounts. If the minimum earn-out is not reached at the end of 5 years, the Company’s obligation to pay the earn-out can extend for up to 10 years, to 2017, subject to a remaining maximum of approximately $72,000.

Goodwill represents the excess of the purchase price of a business acquisition over the fair value of the net assets acquired. Goodwill is not amortized and the Company’s single reporting unit is tested at least annually for impairment as of March 31, 2009. Under SFAS 142, an assessment of goodwill for potential impairment is performed in two steps. Step 1 of the analysis is used to identify the impairment and involves determining and comparing the fair value of the Company with its carrying value, or shareholders’ equity. If the fair value of the Company exceeds its carrying value, goodwill is not impaired. Step 2 of the analysis compares the fair value of the Company to the aggregated fair values of its individual assets, liabilities, and identified intangibles, to calculate the amount of impairment, if any.

In performing Step 1 of the analysis, the Company compared its net book value to its estimated fair value. In determining the estimated fair value, the Company performed a discounted cash flow analysis using management’s current business plans which factored in the current market conditions including contract and product volumes and pricing as the basis for expected future cash flows for the first five years and a 1% growth rate for the cash flows thereafter. Management used a weighted average cost of capital (“WACC”) of 10.45% as its discount rate in this analysis, which was derived from market participant data and estimating the fair value and yield of the Company’s debt, preferred shares, and equity as of the testing date. The WACC represents the yield of the Company’s financial instrument as currently stated. A discounted cash flow model involves the subjective selection and interpretation of data inputs, and given market conditions at March 31, 2009 there was a very limited amount of observable market data inputs available in determining the model.

Based on the results of Step 1 of the analysis, the Company determined its goodwill was impaired, as the fair value derived from the discounted cash flow model was less than the Company’s book value at March 31, 2009. Then, based on the results of Step 2 of the analysis, the Company determined that its market capitalization and the computed fair value from Step 1 of the analysis was less than the estimated fair value of the Company’s balance sheet and therefore recorded a charge of $76,821 in the fourth quarter of fiscal 2009 to write-off the entire amount of the Company’s goodwill. As discussed, the Company has an earn-out arrangement that could result in additional goodwill being recorded in future periods. The Company will continue to assess its goodwill annually or whenever events or changes in circumstances indicate that an interim assessment is necessary.

The summary of the Company’s goodwill is as follows:

Balance as of March 31, 2007	$35,767
Acquisitions	38,378

Balance as of March 31, 2008	$74,145
Acquisitions	6,653
Impairment	(76,821)
Foreign currency translation	(3,977)

Balance as of March 31, 2009	$—

Intangible assets, subject to amortization as of March 31, 2009 and 2008 are as follows:

	MARCH 31,
	2009	2008
Customer relationships
Gross carrying amount	$257,775	$264,413
Accumulated amortization	(116,234)	(86,475)

Net carrying amount	141,541	177,938

Technology assets
Gross carrying amount	31,388	31,388
Accumulated amortization	(22,933)	(18,604)

Net carrying amount	8,455	12,784

Trade names
Gross carrying amount	2,827	3,284
Accumulated amortization	(1,135)	(826)

Net carrying amount	1,692	2,458

Total	$151,688	$193,180

During the fourth quarter of fiscal 2009, the Company identified triggering events that required an impairment analysis to be performed related to certain intangible assets pursuant to SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Due to the decrease in expected cash flows from certain long-lived intangible assets related to the decline of the respective customers and trading volume, the Company concluded that such assets were not fully recoverable. As a result of its analyses, the Company recorded an aggregate amount of $5,207 impairment charge related to customer relationships and trade names. The Company used a discounted cash flow approach in determining the estimated fair values using the WACC as the discount rate in the analysis.

During the year ended March 31, 2009, the total goodwill and impairment charge of $82,028 was recorded in Impairment of intangible assets and goodwill in the Company’s audited consolidated and combined statement of operations. The amortization included in Depreciation and amortization for the year ended March 31, 2009 and 2008 was $34,183 and $33,276, respectively. The amortization expense for these assets for the next five fiscal years is approximately $31,213, $26,789, $21,448, $21,406 and $20,991, respectively.

Note 4: Receivables from and Payables to Customers

Receivables from and payables to customers, net of allowances, are as follows:

	March 31,
	2009		2008
	Receivables from customers	Payables to customers	Receivables from customers	Payables to customers
Futures transactions	$276,385	$10,869,884	$424,739	$13,667,808
Foreign currency and other OTC derivative transactions	61,043	651,759	92,389	1,076,077
Securities transactions	65,471	242,609	1,844,087	532,950
Other	12,633	2,138	6,246	25,663

Total	$415,532	$11,766,390	$2,367,461	$15,302,498

Note 5: Securities Purchased under Agreements to Resell and Securities Sold under Agreements to Repurchase

The Company’s policy is to take possession of securities purchased under resale agreements, which consist largely of securities issued by the U.S. government. The Company retains the right to re-pledge collateral received in collateralized financing transactions. As of March 31, 2009, the market value of collateral received under resale agreements was $53,321,790, of which $837,359 was deposited as margin with clearing organizations. As of March 31, 2008, the market value of collateral received under resale agreements was $42,017,881, of which $1,444,153 was deposited as margin with clearing organizations. The collateral is valued daily and the Company may require counterparties to deposit additional collateral or return collateral pledged, as appropriate. As of March 31, 2009 and 2008, the market value of collateral pledged under repurchase agreements was $58,662,562 and $55,991,535, respectively. As of March 31, 2009 and 2008, there were no amounts at risk under repurchase agreements or resale agreements with a counterparty greater than 10% of Shareholders’ Equity.

Resale and repurchase transactions are presented on a net-by-counterparty basis when the requirements of FASB Interpretation No. 41, Offsetting of Amounts Related to Certain Repurchase and Reverse Repurchase Agreements are satisfied. In accordance with SFAS No. 140, the Company de-recognized assets and liabilities from the consolidated balance sheets. At March 31, 2009, this consisted of securities purchased under agreements to resell and securities sold under agreements to repurchase of $1,944,417 and $11,393,006, respectively, at contract value.

The carrying values of the assets sold under repurchase transactions, including accrued interest, by maturity date are:

	MARCH 31, 2009
	Demand	Overnight	Less than 30 days	30 to 90 days	After 90 days	Total
Security type
U.S. Government	$282,108	$10,170,909	$57,487	$876,992	$280,288	$11,667,784
U.S. Corporations	2,344	—	—	—	—	2,344
Foreign Governments	17,164	1,774,401	662,841	1,829	—	2,456,235
Foreign Corporations	10,282	—	135,053	—	—	145,335

Total	$311,898	$11,945,310	$855,381	$878,821	$280,288	$14,271,698

	MARCH 31, 2008
	Demand	Overnight	Less than 30 days	30 to 90 days	After 90 days	Total
Security type
U.S. Government	$1,142,753	$2,398,100	$1,002,275	$952,323	$2,315,481	$7,810,932
U.S. Corporations	123,665	48,242	440,564	15,204	—	627,675
Foreign Governments	205,753	2,502,811	2,756,044	1,344,422	1,535,429	8,344,459
Foreign Corporations	1,439,367	239,238	76,095	100,267	—	1,854,967

Total	$2,911,538	$5,188,391	$4,274,978	$2,412,216	$3,850,910	$18,638,033

Note 6: Receivables from and Payables to Brokers, Dealers and Clearing Organizations

Receivables from and payables to brokers, dealers and clearing organizations consist of the following:

	MARCH 31,
	2009		2008
	Receivables	Payables	Receivables	Payables
Securities failed to deliver/receive	$531,270	$518,814	$2,068,289	$3,402,525
Due from/to clearing brokers	529,542	93,056	1,004,648	787,079
Due from/to clearing organizations	1,297,902	314,681	1,463,997	198,606
Fees and commissions	1,034	58,892	1,174	74,754
Unsettled trades and other	113,593	91,936	2,547,544	1,854,333

Total	$2,473,341	$1,077,379	$7,085,652	$6,317,297

Note 7: Securities Owned and Securities Sold, Not Yet Purchased

Securities owned, at fair value, and securities sold, but not yet purchased, consist of the following:

	MARCH 31,
	2009		2008
	Securities Owned	Securities Sold, Not Yet Purchased	Securities Owned	Securities Sold, Not Yet Purchased
U.S. government securities and federal agency obligations	$3,195,431	$2,757,372	$3,045,040	$780,645
Corporate debt securities	224,958	—	2,755,494	—
Foreign government bonds	7,953	—	363,028	881,267
Equities	153,538	124,209	1,171,511	207,127
Shares held due to demutualization of exchanges	14,367	—	27,642	—
Other	9,661	3,010	17,575	—

Total	$3,605,908	$2,884,591	$7,380,290	$1,869,039

At March 31, 2009 and 2008, $149,442 and $54,032, respectively, of U.S. government securities and federal agency obligations owned by the Company were deposited as margin with clearing organizations.

Note 8: Furniture, Equipment, and Leasehold Improvements

A summary of furniture, equipment, and leasehold improvements is as follows:

	MARCH 31,
	2009	2008
Leasehold improvements	$52,079	$38,959
Equipment	66,461	78,982
Furniture and fixtures	35,230	33,930
Computer software	22,501	16,188

Total cost	176,271	168,059
Less: accumulated depreciation and amortization	113,554	113,148

Cost, net of accumulated depreciation and amortization	$62,717	$54,911

Note 9: Borrowings

Short term borrowings consist of the following:

	MARCH 31,
	2009	2008
364-Day Bridge Facility	$—	$1,400,000
Other short-term borrowings	142,500	276,304
Bank overdrafts	6,335	53,511

Total	$148,835	$1,729,815

Long-term borrowings consist of:

	MARCH 31,
	2009	2008
9.00% Convertible Notes due 2038	$198,007	$—
Two-year term facility	240,000	—
Other long-term borrowings	500,000	—

Total	$938,007	$—

Bridge Facility

In the year ended March 31, 2008, one of the Company’s U.S. finance subsidiaries, MF Global Finance USA Inc., entered into a 364-day unsecured revolving credit facility in an aggregate principal amount of up to $1,400,000 (the “bridge facility”) with several financial institutions and borrowed the full amount under the facility. The Company’s borrowings under the bridge facility as of June 15, 2007 bore interest at a rate per annum equal to either of the Company’s options, (1) a designated fluctuating base rate or (2) a designated fluctuating alternative base rate equal to seven-day or one-, two-, three-or six-month LIBOR plus a margin of 0.32% per annum, or 1.22% with respect to those lenders who are party to the amendment described below, based on its current senior unsecured non-credit enhanced rating from Standard & Poor’s and Moody’s. The bridge facility contained a minimum tangible net worth financial covenant as well as other customary covenants, including those that limit debt incurrence, asset sales, incurrence of liens, the Company’s ability to be acquired, fundamental changes to the business and failure to maintain required regulatory capital. The Company paid an arrangement fee of $500 and an administration fee of $100 in connection with the bridge facility and liquidity facility (described below). In addition, based on the Company’s credit rating, the Company paid a facility fee of 8 basis points per annum during the remaining period the bridge facility was in effect.

On January 31, 2008, the Company entered into an amendment (the “Amendment”) to the bridge facility to extend the original maturity date of June 13, 2008 for $1,050,000 of the $1,400,000 of the outstanding borrowings by six months to December 12, 2008 and to increase the rate per annum payable to those lenders who are party to the Amendment by 0.40%, which rate was increased by 0.25% as of and after June 13, 2008 and was further increased by another 0.25% to 1.22% as of and after September 13, 2008. The Company paid a one-time upfront fee of 5 basis points to amend its bridge facility. Under the terms of the second amendment to the bridge facility, the Company’s interest rate increased to a margin of 4.90% per annum. Advances were subject to certain conditions, including the accuracy of certain representations and warranties and the absence of a default. The Company paid down $350,000 of the $1,400,000 outstanding under the bridge facility in June 2008 with the proceeds of borrowings under its liquidity facility (described below). The Company paid additional upfront fees equivalent to 5 basis points on June 13, 2008 on the $1,050,000 outstanding. In July 2008, the Company paid down $950,000 of the remaining balance outstanding under the bridge facility using $288,750 in net proceeds from the Two-Year Term Facility (discussed below), $109,200 in net proceeds of the sale of Series A Preference Shares (See Note 20), $129,734 in net proceeds of the sale of the Series B Preference Shares (See Note 20) and $129,733 in net proceeds of the sale of the Convertible Notes (discussed below), and $292,583 of cash. Additional costs of $11,400 have been recorded related to the issuance of the Series A Preference Shares, Series B Preference Shares, Convertible Notes and the Two-Year Term Facility. On November 24, 2008, the Company paid the remaining outstanding balance of $100,000 on the bridge facility which was due on December 12, 2008, terminating all remaining obligations under the bridge facility.

Liquidity Facility

Concurrent with the bridge facility discussed above, the Company entered into a $1,500,000 five-year unsecured committed revolving credit facility (the “liquidity facility”) with a syndicate of banks. Borrowings under this liquidity facility bear interest at a rate per annum equal to either, at the Company’s option, (1) a designated fluctuating base rate or (2) a designated fluctuating alternative base rate equal to seven-day or one-, two-, three-or six-month LIBOR plus a margin of 0.31% per annum, at the Company’s current senior unsecured non-credit enhanced rating from Standard & Poor’s and Moody’s. In addition, the Company pays a facility fee of 9 basis points per annum during the period the liquidity facility is in effect. On January 16, 2009, the facility fee increased to 10 basis points per annum. In addition, the Company paid an annual administration fee of $75 in connection with the liquidity facility. The liquidity facility contains financial and other customary covenants that are similar to those in the bridge facility. In general terms, and subject to certain exceptions, the Company has agreed to maintain a consolidated tangible net worth of not less than $620,000 (plus 50% of the proceeds of certain equity offerings and 25% of the Company’s consolidated positive net income for each completed fiscal year), and the Company has agreed not to incur indebtedness through the Company’s subsidiaries exceeding 10% of the Company’s shareholders’ equity less goodwill and intangible assets, incur liens on its assets, merge or consolidate with (or dispose of substantially all of the Company’s assets to) any person, engage in material new businesses, engage in transactions with affiliates except on arm’s-length terms or fail to satisfy any regulatory net capital or financial resources requirement or comply with applicable laws or regulations. If the Company fails to pay any amount when due under the facility or to comply with its other requirements, if the Company fails to pay any amount when due on other material debt (defined as $50,000 or more in principal) or other material debt is accelerated in whole or in part by the lenders, or upon certain events of liquidation or bankruptcy, an event of default will occur under the facility. Upon an event of default, all outstanding borrowings, together with all accrued interest, fees and other obligations, under the facility will become due and the Company will not be permitted to make any further borrowings under the facility. In June 2008, the Company borrowed $350,000 under the liquidity facility and used the proceeds to pay down $350,000 under the bridge facility. In connection with this drawdown, the Company agreed to increase the interest rate margin by 1.10% per annum on the $500,000 outstanding. Other outstanding amounts under the liquidity facility bear interest with a margin of 0.31%. On January 16, 2009, the Company’s agreed interest rate increased to 1.50% per annum on the outstanding balance, and the liquidity facility interest also increased to a margin of 0.40%, due to a change in credit ratings. The increase prior to the scheduled maturity date in June 15, 2012 only applies to the existing amount outstanding under the liquidity facility and future borrowings under the facility will remain unchanged from the pricing structure outlined above. As of March 31, 2009 and March 31, 2008, $642,500 and $150,000, respectively, were outstanding under the liquidity facility with the remainder available to the Company as a committed facility. The Company does not intend to pay $500,000 of the amount outstanding at March 31, 2009 under the liquidity facility prior to the maturity date of the liquidity facility. Accordingly, this amount has been classified as long-term borrowings in the consolidated balance sheet. In October 2008, Lehman Commercial Paper Inc., one of the participating banks with a total commitment amounting to $75,000 under the liquidity facility filed for bankruptcy, and accordingly, the Company believes Lehman Commercial Paper Inc. will not fund the balance of its loan commitment, which is $50,000.

The Company also had a 364-day revolving credit facility with a bank on an unsecured committed basis, which terminated and is no longer in place at March 31, 2009. As of March 31, 2009 and March 31, 2008, $0 and $96,000 were outstanding under these facilities, respectively.

Convertible Senior Notes

On June 25, 2008, the Company completed the issuance and sale of $150,000 aggregate principal amount of its 9.00% Convertible Senior Notes due 2038 (the “Convertible Notes”). The Convertible Notes bear interest at a rate of 9.00% per year, payable semi-annually in arrears on June 15 and December 15 of each year, beginning December 15, 2008. The Convertible Notes mature on June 20, 2038. Holders may convert the Convertible Notes at their option at any time prior to the maturity date. Upon conversion, the Company will pay or deliver, as the case may be, cash, common shares or a combination thereof at the Company’s election. The initial conversion rate for the Convertible Notes is 95.6938 common shares per $1 principal amount of Convertible Notes, equivalent to an initial conversion price of approximately $10.45 per common share. The conversion rate will be subject to adjustment in certain events, primarily make-whole fundamental changes and issuances of common shares by the company. The Company may redeem the Convertible Notes, in whole or in part, for cash at any time on or after July 1, 2013 at a price equal to 100% of the principal amount to be redeemed plus accrued and unpaid interest. Holders may require the Company to repurchase all or a portion of their Convertible Notes for cash on July 1, 2013, July 1, 2018, July 1, 2023, July 1, 2028 and July 1, 2033 at a price equal to 100% of the principal amount of Convertible Notes to be repurchased plus accrued and unpaid interest.

In connection with the issuance of the Convertible Notes, the Company also granted the initial purchasers of the Convertible Notes an option to purchase up to an additional $60,000 aggregate principal amount of the Convertible Notes within a period of 30 days beginning on June 20, 2008. On July 18, 2008, the Company agreed to extend the term of the option so that it would expire on September 18, 2008. On August 7, 2008, the initial purchasers exercised the option to purchase an additional $60,000 of the Convertible Notes. Upon the issuance and sale of the additional Convertible Notes on August 12, 2008, the securities demand feature of the Two-Year Term Facility was fulfilled. The Convertible Notes mature in 2038, subject to redemption at the Company’s option after five years and a right of holders to require repurchase every five years beginning in five years. The proceeds from the additional $60,000 Convertible Notes were used to pay down a portion of the Two-Year Term Facility.

On March 26, 2009, the Company completed its cash tender offer to purchase its $210,000 Convertible Notes at a purchase price equal to $0.64 per $1.00 of the principal amount, plus accrued interest up to March 25, 2009. The Company validly repurchased $5,000 in aggregate principal amount of the Convertible Notes. The Company paid $3,326 in cash including accrued interest and related transaction costs. Additionally, the Company expensed $589 in unamortized costs. This resulted in a net gain of $1,539 on the early extinguishment of debt, which is recorded in other revenue in the consolidated statement of operations. In addition, the Company recorded $6,439 in additional paid in capital in the consolidated balance sheet as of March 31, 2009 related to the adoption of FSP APB 14-1. As of March 31, 2009, the Convertible Notes has an aggregate principal remaining balance of $205,000 of which $6,993 represents debt discount.

Two-Year Term Facility

On July 18, 2008, the Company entered into a credit agreement with several banks that provides for a two-year, $300,000 unsecured term loan facility (the “Two-Year Term Facility”) intended to enable the Company to prepay loans under its bridge facility which were otherwise due and payable on December 12, 2008. Loans outstanding under the Two-Year Term Facility may be prepaid without penalty, subject to certain restrictions. Interest on any loan extended under the Two-Year Term Facility bears interest, at the option of the Company, at the higher of (i) the federal funds effective rate plus 0.5% and (ii) the prime rate, plus, in either case, an applicable margin ranging from 300 to 400 basis points depending on the Company’s credit rating, or the Eurodollar rate equal to LIBOR plus an applicable margin ranging from 400 to 500 basis points depending on the Company’s credit rating. The applicable margin will increase by 100 basis points on the first anniversary of the closing date, or July 18, 2009, and by 200 basis points on all overdue amounts. The Two-Year Term Facility contains customary representations and warranties, financial covenants including minimum net worth, a maximum leverage ratio of adjusted total indebtedness to interest expense, a maximum ratio of net cash capital to net liquid assets and a minimum ratio of net cash capital to net liquid assets and other customary covenants including limitations on material changes in lines of business, limitations on liens and indebtedness, certain restrictions on mergers and sales of property, compliance with laws, conduct of business and maintenance of existence, material licenses and membership, compliance with regulatory capital standards and restrictions on use of proceeds. If the Company fails to pay any amount when due under the Two-

Year Term Facility, if any other outstanding debt with an aggregate principal amount exceeding $50,000 is accelerated or not paid when due, upon certain events of bankruptcy or liquidation of the Company or certain of its subsidiaries or upon a change of control or ownership, an event of default will occur under the Two-Year Term Facility. In connection with its entry into the Two-Year Term Facility, the Company has paid a total of $12,600 in fees to several banks that are parties to the Two-Year Term Facility. Pursuant to the loan agreement, the Company also paid an additional one time underwriting fee to such banks of $1,200 on December 15, 2008.

On July 18, 2008, the Company borrowed $300,000 under the Two-Year Term Facility, and $288,750 of the proceeds was used to repay a portion of the Company’s bridge facility. On August 7, 2008, the proceeds of $60,000 from the additional sale of Convertible Notes were used to pay down a portion of the Two-Year Term Facility. At March 31, 2009, the Two-Year Term Facility had an outstanding balance of $240,000.

At March 31, 2009, the Company was in compliance with its covenants under the liquidity facility. On April 16, 2009, the Company paid the remaining outstanding balance of $240,000 million on the Two-Year Term Facility ahead of its maturity date of July 2010. See Note 23 for Subsequent Events for further information.

Note 10: Stock-Based Compensation Plans

Stock-based compensation issued by MF Global

In connection with the IPO, the Company established the 2007 Long-term Incentive Plan (“LTIP”) which provides for equity compensation awards in the form of share options, share appreciation rights, restricted shares, restricted share units, performance awards, cash-based awards and other awards to eligible employees, consultants, directors, and other individuals who provide services to the Company, each as determined by the Compensation Committee of the Board of Directors. It can authorize up to 24,000,000 shares to be issued.

The Company issued restricted share units, share options, and restricted shares under the LTIP. Share options vest in equal installments over three years, and vested awards can be exercised, subject to continued employment, within seven years from the date of grant. Share options have an exercise price, equal to the price per common share at the grant date. Restricted share units vest in full after three years, subject to continued employment or meeting certain retirement eligibility criteria. Restricted share awards vest in full after one year, following the grant date, subject to continued employment. Restricted share units and restricted shares issued at the IPO are defined as non-recurring IPO awards and presented in Employee compensation related to non-recurring IPO awards within the consolidated and combined statement of operations.

Compensation expense for the stock-based compensation plans has been measured in accordance with SFAS No.123(R), Share-Based Payment. Net income for the years ended March 31, 2009 and 2008 includes the following related to the Company’s stock-based compensation arrangements:

	YEAR ENDED MARCH 31,
	2009	2008
Compensation costs
Employee compensation and benefits (excluding IPO awards)	$35,404	$29,683
Employee compensation related to non-recurring IPO awards	44,819	59,131

Total	$80,223	$88,814

Income tax benefits	$25,206	$30,765

The Company has no pool of windfall tax benefits. The Company has deferred tax assets recorded on its consolidated balance sheets related to stock compensation awards issued in connection with the IPO. Due to the recent declines in the Company’s stock price, these may not equal the tax benefit ultimately realized at the date of delivery of these awards, as the deferred tax assets are based on the stock awards’ grant date fair value.

The fair value of each share option is estimated on the date of grant using a Black-Scholes option valuation model that uses the following assumptions:

Expected Volatility: Based on the lack of historical data for the Company’s own shares, the Company based its expected volatility on a representative peer group that took into account the criteria outlined in SEC Staff Accounting Bulletin No. 107 (“SAB 107”): industry, market capitalization, stage of life cycle, and capital structure.

Expected Term: Expected term represents the period of time that options granted are expected to be outstanding. The Company elected to use the ‘simplified’ calculation method, which was provided for by SAB 107 to be used for companies that lack extensive historical data. The mid-point between the vesting date and the contractual expiration date is used as the expected term under this method.

Expected Dividend Yield: The Company has not paid and does not expect to pay dividends in the future. Accordingly, the assumed dividend yield is zero.

Risk Free Interest Rate: The risk-free rate is determined using the implied yield currently available on zero-coupon U.S. government bonds with a term consistent with the expected term on the date of grant.

	YEAR ENDED MARCH 31,
	2009	2008
Expected volatility	43.7%	32.0%
Risk free interest rate	3.1%	4.9%
Expected dividend yield	0.0%	0.0%
Expected term	4.5 years	4.5 years

The following tables summarize activity for the Company’s plans for year ended March 31, 2009:

	Options	Weighted- Average Exercise Price (per share)	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Stock options outstanding as of April 1, 2008	10,883,308	$30.00	6.3	$—
Granted	2,703,695	11.31	—
Forfeited and cancelled	3,453,134	29.24	—

Stock options outstanding as of March 31, 2009	10,133,869	25.27	5.5	598

Stock options expected to vest as of March 31, 2009	9,713,029	25.46	5.5	541
Stock options exercisable at March 31, 2009	2,791,650	$30.00	5.3	$—

The weighted-average grant-date fair value of options granted during the year ended March 31, 2009 and 2008 was $4.29, and $10.45, respectively. No options were exercised during the year ended March 31, 2009 and 2008.

	Restricted Share Units
	Awards	Weighted- Average Grant Date Fair Value
Nonvested as of April 1, 2008	7,445,102	$30.01
Granted	1,033,361	11.55
Exercised	748,497	25.11
Forfeited	799,672	29.76

Nonvested as of March 31, 2009	6,930,294	$22.16
Total unrecognized compensation expense remaining	$55,548
Weighted-average years expected to be recognized over	1.4

	Restricted Shares
	Awards	Weighted- Average Grant Date Fair Value
Nonvested as of April 1, 2008	421,535	$29.30
Granted	113,869	6.70
Vested	236,680	25.06
Forfeited	27,766	29.61

Nonvested as of March 31, 2009	270,958	$23.34
Total unrecognized compensation expense remaining	$2,847
Weighted-average years expected to be recognized over	1.4

The weighted average grant date fair value of restricted share units and restricted shares granted during the year ended March 31, 2008 was $30.01 and $29.30, respectively. No restricted share units or restricted shares were exercised or vested during the year ended March 31, 2008.

The Company has employee stock purchase plans in the U.S. and UK to provide employees with an opportunity to purchase shares from the Company at a discount and to pay for these purchases through payroll deductions. In the U.S., participants can withhold 1-15% of their eligible compensation; however, no participant can purchase more than 500 shares or total shares exceeding $8 in fair market value. As of March 31, 2009 167,799 shares were awarded from this plan at a price of $1.73 per share. No shares were awarded from the plan as of March 31, 2008. In the UK, participants can withhold up to £0.25 per month over 3 to 5 years to purchase shares at a 20% discount from the price on the date of grant. As of March 31, 2009, no shares were awarded from this plan. These plans are accounted for as compensatory under SFAS 123 (R).

Stock-based compensation issued by Man Group

Historically, certain of the Company’s employees were granted awards under several stock-based incentive plans established by Man Group and approved by Man Group’s Remuneration Committee. At the IPO, employees that held these awards were deemed to have terminated employment with Man Group as ‘good leavers’ and outstanding awards were treated in accordance with plan guidelines. The Company did not assume or convert Man Group awards into LTIP awards or into common shares of the Company. The information presented below for the year ended March 31, 2008 includes activity through the date of the IPO and relates only to employees of the Company. Subsequent to the IPO, expense on awards exercised related to these plans are being incurred by Man Group.

Net income for the year ended March 31, 2008 includes $22,764 of compensation costs and $8,088 of income tax benefits related to Man Group’s stock-based compensation arrangements through July 18, 2007. Of the total charge recorded in the year ended March 31, 2008, $14,579 related to the vesting of Man Group plc awards at the IPO under the plan terms. Net income for the year ended March 31, 2007 includes $26,089 of compensation costs and $10,025 of income tax benefits related to stock-based compensation arrangements. All of these compensation costs have been recorded in Employee compensation and benefits (excluding non-recurring IPO awards) within the audited consolidated and combined statements of operations. Certain stock-based compensation awards have been classified as liabilities.

Executive Share Option Plan

Executive share option awards are stock option awards granted to selected senior employees and directors, where the ability to exercise the stock option depends on Man Group’s achievement of a financial target. The financial target is based on the retail price index, plus a margin, and on Man Group’s earnings per share, as defined by the plan. Man Group’s financial target is measured over three consecutive years, as defined by the plan. Executive share option awards are granted at the market value of Man Group stock on the date of grant, vest over three years, and lapse if the financial target is not achieved after three years. When exercised, the holder receives Man Group shares in exchange for paying cash consideration equal to the option price.

At the IPO, all outstanding executive share option awards became vested and exercisable to the extent the applicable performance criteria were achieved by Man Group as of March 31, 2007, and any options with respect to which the performance criteria were not achieved were forfeited. To the extent vested, outstanding Man Group options are exercisable for 12 months after the IPO.

During the year ended March 31, 2008, Man Group issued no stock option awards to employees of the Company. During the year ended March 31, 2007, Man Group issued 501,198 stock option awards with a weighted-average grant date fair value of $2.38. The total intrinsic value of stock options exercised during the years ended March 31, 2008 and 2007 was $1,973 and $98, respectively. During the year ended March 31, 2008, there were 215,760 stock options exercised with a $1,973 impact on cash flows from operations and financing activities.

The Company estimates the fair value of options granted under the Employee Stock Purchase Plans using the Black-Scholes option-pricing model and uses a binomial lattice option-pricing model to estimate the fair value of Executive Share Option Plan awards. These pricing models require the input of assumptions related to exercise behavior and a price volatility assumption for the underlying stock. Changes in the assumptions can materially affect the estimate of fair value and results of operations could be materially impacted.

The assumptions used for the years ended March 31, 2008 and 2007 were as follows:

Expected Volatility: The expected volatility factor used to estimate the fair value of stock options awarded is based on the historical volatility of Man Group’s common stock over a period consistent with the expected term of the option and on the implied volatility of market-traded options on Man Group’s common stock, together with other factors.

Expected Dividend Yield: The dividend yield assumptions are based on an analysis of Man Group’s average historical dividend yield prior to each award date, together with other factors.

Risk Free Interest Rate: The risk-free rate is determined using the implied yield currently available on zero-coupon U.S. and UK government bonds (where applicable) with a term consistent with the expected option life.

The grant date fair value of each option grant has been estimated with the following weighted-average assumptions:

	YEAR ENDED MARCH 31,
	2008	2007
Expected volatility	30.0%	30.0%
Risk free interest rate—Executive Share Option Plan	4.8%	5.2%
Risk free interest rate—Employee Stock Purchase Plan	5.0%	5.0%
Expected dividend yield	2.5%	2.0%
Expected term—Executive Share Option Plan	8.5 years	8.5 years
Expected term—Employee Stock Purchase Plan	3.4 years	3.4 years

The binomial lattice option-pricing model used to value the Executive Share Option Plan contains a model for early exercise behavior. The output of the model can be used to derive the expected term of the options granted.

Performance Share Plan

Performance share awards, granted to selected senior employees and executive directors, are stock-based awards in which the number of shares ultimately received by the participant depends on Man Group’s achievement of a financial target. The financial target is based on Man Group’s average return on equity measured over three consecutive years, as defined by the plan. Participants are awarded shares in the plan by Man Group’s Remuneration Committee. Participants can also purchase Man Group shares using their cash bonus or by taking out a non-interest bearing loan with Man Group to further invest in the plan. Based on the shares awarded and shares purchased for further investment in the plan, participants are entitled to receive matching shares of Man Group stock if the financial target is met. All shares that are awarded through the plan vest over three to four years, but lapse if the financial target is not met for the three year measurement period. The amount of Man Group stock matched to shares in the plan ranges from 0% to 100%, depending on the degree Man Group achieved the financial target.

At the IPO, all outstanding performance share awards were allocated to participants on a pro-rata basis (based on service during the three-year performance period) and the remaining share awards were forfeited. As a result of the IPO, the holding periods applicable to shares purchased by employees lapsed and became freely tradable, subject to certain restrictions. Underlying Man Group shares will be delivered subject to the achievement of certain performance criteria.

During the years ended March 31, 2008 and 2007, 0 and 1,050,872 shares were purchased by participants for additional investment in the plan. During the year ended March 31, 2008, Man Group issued no performance share awards to employees of the Company. During the year ended March 31, 2007, Man Group issued 172,000 performance share awards with a weighted-average grant date fair value of $6.67. The total fair value of performance share awards distributed to participants during the years ended March 31, 2008 and 2007 was $0 and $8,383, respectively.

Co-Investment Plan

The Co-Investment plan allows selected senior employees to use a portion of their cash bonus to purchase Man Group stock for investment within the plan. Participants can also purchase shares by taking out a non-interest bearing loan with Man Group to further invest in the plan. Shares held as investment within the plan for at least three years are matched by four shares of Man Group stock. Participants vest into the matching Man Group shares after one additional year. The plan limits the total value that can be received by a participant at 100% of their cash bonus, including both their original investment in the plan and the matching shares of Man Group stock.

As a result of the IPO, the holding periods applicable to shares purchased by employees lapsed and became freely tradable, subject to certain restrictions. Outstanding matching shares awarded to employees vested on a pro-rata basis as of the IPO, and are exercisable for nine months after the IPO. The remaining matching shares have been forfeited.

During the year ended March 31, 2008 and 2007, 0 and 875,000 shares were purchased by participants for additional investment in the plan. During the year ended March 31, 2008, Man Group issued no matching share awards to employees of the Company. During the year ended March 31, 2007, Man Group issued 3,501,896 matching share awards with a weighted-average grant date fair value of $6.84. The total fair value of matching awards distributed to participants during the years ended March 31, 2008 and 2007 was $0 and $24,576, respectively.

Employee Stock Purchase Plans

In accordance with local tax regulations in the UK and U.S., Man Group sponsors two employee stock purchase plans, which allow all employees to invest funds within the plan, that contain an option to purchase shares of Man Group stock at a discount, subject to certain terms and conditions. Participants in the UK can invest in the plan over 3 or 5 years, after which they are eligible to purchase shares at a 20% discount from the market value of Man Group stock when the investment in the plan was originally made. In the U.S., participants can invest in the plan for two years, after which they are eligible to purchase shares at a 15% discount from the market value of Man Group stock when the investment in the plan was originally made. In the U.S. plan, once vested, participants have the option of receiving cash or shares of Man Group stock within one year. If Man Group stock is selected, participants are required to hold the shares for one additional year.

In connection with the IPO, U.S. employees continued to be eligible to participate in the plan until June 30, 2007, at which time certain of their purchase rights accelerated and were exercised. UK employees continued to be eligible to participate in this plan for nine months after the IPO and shares purchased under the plan became freely transferable. During the year ended March 31, 2008 the Company issued 270,949 shares under the employee stock purchase plan at an average option price of $9.43 per share.

Note 11: Income Taxes

The tax results of the Company’s U.S. operations are included in the consolidated and combined income tax returns of MF Global Holdings USA Inc. The tax results of the Company’s foreign operations are included in the tax returns of the respective jurisdictions in which the Company conducts business. The income tax provision is reflected in the Company’s consolidated and combined statements of operations. Fiscal 2007 is presented as if the Company operated on a stand-alone basis.

The components of income / (loss) before provision for income taxes, equity in earnings and noncontrolling interests are as follows:

	YEAR ENDED MARCH 31,
	2009	2008	2007
U.S.	$56,259	$(209,420)	$44,947
International	(46,310)	213,019	244,716

Total	$9,949	$3,599	$289,663

The provision/ (benefit) for income taxes consists of:

	YEAR ENDED MARCH 31,
	2009	2008	2007
Current:
U.S.	$35,927	$(480)	$21,240
International	13,939	92,166	71,308

	49,866	91,686	92,548

Deferred:
U.S.	(2,010)	(231)	8,270
International	(5,979)	(24,868)	(818)

	(7,989)	(25,099)	7,452

Total	$41,877	$66,587	$100,000

The reconciliation of income tax expense before equity earnings and noncontrolling interest expense as reflected in the consolidated and combined statements of operations to the expected tax expense by applying the U.S. federal statutory income tax rate is as follows:

	YEAR ENDED MARCH 31,
	2009	2008	2007
Income before provision for income taxes	$9,949	$3,599	$289,663

Federal income tax expense at 35%	3,639	1,260	101,382
State taxes	4,559	(12,565)	4,894
Tax on the Spin-off	—	75,714	—
Non-taxable UK gains on disposition to Man Group	—	(13,131)	—
Nondeductible operating expenditures	5,316	8,710	—
Nondeductible goodwill and intangible assets	20,647	—	—
Effect of lower overseas tax rates	(14,832)	(25,815)	(14,527)
FIN 48 liabilities relating to operations	3,597	12,698	—
Adjustments in respect of prior periods	3,912	3,016	(1,521)
Stock-based compensation	5,474	—	(1,790)
IPO-related costs	—	11,143	10,874
Valuation allowance change	6,895	207	4,055
Witholding tax expense	1,643	1,920	—
Other, net	1,027	3,430	(3,367)

Provision for income taxes	$41,877	$66,587	$100,000

Effective tax rate	420.9%	1,850.2%	34.5%

Deferred income tax assets and liabilities reflect the tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for the same items for income tax reporting purposes. The components of deferred tax assets and liabilities consist of the following items:

	MARCH 31,
	2009	2008
Deferred tax assets
Net operating loss carry forwards	$22,782	$19,062
Depreciation	9,638	9,095
Stock-based compensation	51,245	35,310
Deferred compensation	2,169	5,616
Intangible asset	24,592	15,251
State Asset	1,802	168
Professional fees	4,610	—
Bad Debts	1,915	1,196
Equity Investee	11,931	—
Other, net	2,972	5,368

Total deferred tax assets	133,656	91,066
Valuation allowance	(14,430)	(14,688)

Deferred tax assets, net of valuation allowance	119,226	76,378

Deferred tax liabilities
Intangible Liabilities	(11,169)	(15,206)
Exchange membership seats	(1,964)	(2,418)
Unrealized gain (loss)	(26,586)	(2,326)

Total deferred tax liabilities	(39,719)	(19,950)

Net deferred tax assets/liabilities	$79,507	$56,428

At March 31, 2009, the Company had approximately $26,846 of net operating loss carry forwards in certain non-U.S. jurisdictions. A valuation allowance has been provided against $14,690 of these losses. Net operating losses of $17,559 have an indefinite carryforward life. Net operating losses of $9,133 will expire beginning 2025. The remaining carryforward of $154 will expire within the next seven years if not utilized.

As of March 31, 2009, the Company earned income that was excluded from taxable income in certain states. This has resulted in a net operating loss increase from $195,497 as of March 31, 2008 to $318,135 as of March 31, 2009 in these states. These loss carry forwards will expire in future years beginning in 2019 through 2029. A valuation allowance has been provided against $136,281 of those losses on the basis that recovery is uncertain. The deferred tax assets relating to all net operating loss carry forwards and related valuation allowances are reflected, without offset, above.

The total valuation allowance for deferred tax assets of $14,430 and $14,688 at March 31, 2009 and March 31, 2008, respectively, relates principally to uncertainty of the utilization of tax loss carryforwards in various jurisdictions. The valuation allowance was calculated in accordance with SFAS No. 109, which requires that a valuation allowance be established or maintained when it is “more likely than not” that all or a portion of deferred tax assets will not be realized.

Except for taxes on earnings that have been currently distributed, no additional provision has been made for taxes that would be payable on the remittance of undistributed earnings of subsidiaries or for unrecognized deferred tax liabilities for temporary differences related to investments in subsidiaries. The Company expects such investments to be essentially permanent in duration, and the undistributed earnings to be permanently reinvested, or the Company has concluded that no additional tax liability will arise as a result of the distribution of such earnings. The Company has determined that a liability of $3,397 could arise if amounts are distributed by such subsidiaries or if such subsidiaries are ultimately disposed of.

Uncertain tax positions

The Company adopted FIN 48 as of April 1, 2007. This interpretation clarifies the criteria that must be met prior to recognition of the financial statement benefit, in accordance with SFAS No. 109, of a position taken in a tax return.

As of adoption, the Company had gross unrecognized tax benefits of $4,740, $990 of which was recognized as a change in opening retained earnings. For the year ended March 31, 2009, the Company had gross unrecognized tax benefits of $27,755. The Company recognizes accrued interest and penalties related to unrecognized tax benefits in income tax expense. The Company had approximately $5,710 accrued for the estimated interest and penalties on unrecognized tax benefits at March 31, 2009.

The total balance of gross unrecognized tax benefits of $27,755 would, if recognized, affect the Company’s effective income tax rate in future periods. It is expected that unrecognized tax benefits will decrease in the next twelve months by approximately $1,092 as a result of expiring statutes of limitations or settlements. The Company does not expect this change to have a significant impact on the results of operations or financial position of the Company.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	MARCH 31,
	2009	2008
Beginning balance	$26,078	$4,740
Additions based on tax positions taken during prior periods	1,571	2,265
Reductions based on tax positions taken during prior periods	(11,418)	(1,030)
Additions based on tax positions taken during the current period	15,829	20,103
Reductions based on tax positions taken during the current period	(3,100)	—
Reductions based on settlement of tax matters	—	—
Reductions related to the lapse of statutes of limitations	(1,205)	—

Ending Balance	$27,755	$26,078

In many cases the Company’s uncertain tax positions are related to tax years that remain subject to examination by the relevant taxable authorities. The following table summarizes these open tax years by jurisdiction with major uncertain tax positions:

	OPEN TAX YEAR
Jurisdiction	Examination in progress	Earliest year subject to examination
United States	None	2006
United Kingdom	None	2007

Note 12: Earnings per Share

The Company computes earnings per share in accordance with SFAS No. 128, Earnings per Share and EITF 03-6 Participating Securities and the Two-Class Method. The Company’s Series A Preference Shares are participating securities whereby the holder participates in undistributed earnings with common shareholders.

The numerator for Basic EPS is net income, reduced by an allocation of earnings between common shareholders and the Series A Preference Shares holder, based on their respective rights to receive dividends on the Company’s common stock as well as any undeclared dividends for the Series A Preference Shares where the shareholder has a cumulative right to dividends. This is then reduced by dividends declared for the Series B Preference Shares. The denominator for Basic EPS is the weighted average number of common shares outstanding. If dilutive, the numerator for Diluted EPS is net income after adjusting for the interest expense recorded on the Convertible Notes, net of tax. The denominator for Diluted EPS is the weighted average number of common shares outstanding with the potential effect of stock awards outstanding, calculated as Convertible Notes, Series A and Series B Preference Shares, if dilutive, in accordance with the if-converted method.

The Company uses the treasury stock method to reflect the potentially dilutive effect of the unvested restricted shares and unexercised stock options. In calculating the number of dilutive shares outstanding, the shares of common stock underlying unvested restricted shares are assumed to have been delivered on the grant date. The assumed proceeds from the assumed vesting and delivery were calculated as the sum of (a) the amount of compensation cost attributed to future services and not yet recognized as of March 31, 2009 and (b) the amount of tax benefit, if any, that was credited to additional paid-in capital assuming vesting and delivery of the restricted shares. The tax benefit is the amount resulting from a tax deduction, if any, for compensation in excess of compensation expense recognized for financial statement reporting purposes.

The computation of earnings per share is as follows:

	YEAR ENDED MARCH 31,
	2009	2008	2007
Basic and diluted earnings per share:
Numerator:
Net (loss)/income attributable to MF Global Ltd.	$(49,058)	$(69,542)	$187,999
Less: Dividends declared for Series A Preference Shares	(9,250)	—	—
Cumulative and participating dividends	(2,033)	—	—
Dividends declared on Series B Preference Shares	(9,344)	—	—

Net (loss)/ income applicable to common shareholders	$(69,685)	$(69,542)	$187,999

Denominator for basic calculation:
Basic weighted average common shares outstanding	121,183,447	115,027,797	103,726,453

Denominator for diluted calculation:
Basic weighted average common shares outstanding	121,183,447	115,027,797	103,726,453

Basic (loss)/ earnings per share	$(0.58)	$(0.60)	$1.81
Diluted (loss)/ earnings per share	$(0.58)	$(0.60)	$1.81

The weighted average number of common shares outstanding for periods prior to the Reorganization and Separation is calculated using the common stock outstanding immediately following the Reorganization and Separation.

Diluted earnings per share is the same as basic earnings per share for all periods presented as the impact of outstanding stock awards, Convertible Notes, and Series A and Series B Preference Shares is anti-dilutive. The Convertible Notes, and Series A and Series B Preference Shares are weighted based on the period outstanding during the respective period presented. The following table presents the potential shares excluded from the computation of diluted earnings per share because the effect would have been anti-dilutive:

	YEAR ENDED MARCH 31,
	2009	2008	2007
Restricted shares units and restricted shares	7,386,903	7,460,621	—
Stock options	10,133,869	10,883,308	—
9.0% Convertible Notes	14,599,200	—	—
Series B Preference Shares	10,972,013	—	—
Series A Preference Shares	8,416,438	—	—

Total	51,508,423	18,343,929	—

Note 13: Regulatory Requirements

One of the Company’s subsidiaries is registered as a futures commission merchant and broker-dealer and others are registered as local equivalents and accordingly are subject to the capital rules of the SEC, CFTC, and FSA, principal exchanges of which they are members, and other local regulatory bodies, as applicable.

One of the Company’s subsidiaries, MF Global Inc, is required to maintain minimum net capital equal to the greater of the amount required by the SEC or CFTC, as defined. At March 31, 2009, the Company had net capital, as defined, of $594,545, which was $234,623 in excess of the minimum capital required to be maintained.

The Company is subject to certain notifications and other provisions of the net capital rules of the SEC regarding advances to affiliates, repayments of subordinated liabilities, dividend payments and other equity withdrawals. At March 31, 2009, the Company was in compliance with all of these provisions.

In accordance with the rules of the FSA in the UK, the Company’s FSA-regulated subsidiaries must comply with financial resources requirements, which since January 1, 2008, are subject to the requirements of the European Union’s Capital Requirements

Directive. The capital held is intended to absorb unexpected losses and a minimum requirement is calculated in accordance with a standard regulatory formula that addresses the exposure to counterparty credit risk, position/market risk, foreign exchange risk, operational risk and concentration risk. Counterparty risk is calculated as a percentage of unpaid customer margin for exchange traded business and an exposure calculation for off-exchange business. Position risk is calculated by applying percentages to positions based on the underlying instrument and maturity.

At March 31, 2009, the Company’s FSA-regulated subsidiaries had financial resources in total, as defined, of $576,621, resource requirements of $198,274, and excess financial resources of $378,347. The Company is currently in discussion with the FSA regarding future capital requirements.

The Company is also subject to the requirements of other regulatory bodies and exchanges of which it is a member in other international locations in which it conducts business. The Company was in compliance with all of these requirements at March 31, 2009 and 2008.

Note 14: Financial Instruments with Off-balance Sheet Risk, Concentrations of Credit Risk, and Other Related Risks

The Company is exposed to a wide variety of risks, which are inherent to its business and activities. Management reviews the industry, competition, and regulations on a continuous basis to identify, assess, monitor, and manage each type of risk. Overall risk is governed by executive management, however business managers are held accountable for risks assumed within their areas of responsibility and for executing the risk management policy set by executive management. From an overall business perspective, the Company is exposed to several types of risk including: (1) volume or margin pressure that could be brought about by a general decline in volumes in the markets and products in which it offers execution and clearing services, (2) margin pressure due to market conditions, (3) diminishing client franchise due to either disintermediation by exchange or other competitors applying innovations in technology, and (4) macro-economic changes such as a fall in interest rates that would reduce the income earned on balances held on behalf of customers. Long-term exposure to any of these risks could affect not only financial performance, but also the Company’s reputation.

The Company is exposed to market risks arising from changes in equity prices, foreign currency exchange rates and interest rates. The Company seeks to mitigate market risk by employing hedging strategies that correlate rate, price and spread movements of securities owned and related financing and hedging activities. In its day to day business activities, the Company is engaged in various trading, brokerage and investing activities with counterparties, which primarily include broker-dealers, banks and other financial institutions. In the event counterparties do not fulfill their obligations, the Company may be exposed to risk of default.

Market Risk

The Company’s market risks include interest rate risk, currency rate risk, equity price risk, and commodity price risk.

Interest rate risk arises from the possibility that changes in interest rates will affect the value of financial instruments. The Company is exposed to interest rate risk on debt, customer cash and margin balances and positions carried in equity securities, options and futures. Interest rate risk is managed through investment policies and interest rate derivative contracts.

Currency risk arises from the possibility that fluctuations in foreign exchange rates will impact the value of financial instruments and the value of the Company’s entities located outside of the U.S. To hedge this risk, the Company may purchase forward contracts, which serve to manage fluctuations in foreign currency rates and the Company’s global exposure related to its non-U.S. dollar operating transactions.

Equity price risk arises from the possibility that equity security prices will fluctuate, affecting the value of equity securities and other instruments that derive their value from a particular stock, a defined basket of stocks, or a stock index. The Company is subject to equity price risk primarily in securities owned and securities sold, not yet purchased. The Company attempts to limit such risks by diversifying its portfolio across many different options, futures and underlying securities and avoiding concentrations of positions based on the same underlying security.

Commodity price risk arises from the possibility that commodity prices will fluctuate affecting the value of instruments directly or indirectly lined to the price of the underlying commodity. The Company is directly exposed to commodity prices through its transactions in the metals and energy markets.

While the Company generally executes transactions on a matched principal basis, it has market risk exposure (reflected in the Value at Risk measure in Item 7A) associated with limited interest rate, foreign exchange, equity and commodity positions taken for the Company’s own account to support and facilitate client orders as well as relative value positions taken by the business.

Credit Risk

Credit risk is the possibility that the Company may suffer a loss from the failure of counterparties, customers, or borrowers to meet their financial obligations, in a timely manner. The Company acts as both an agent and principal in providing execution and clearing services, primarily for exchange traded products as well as for OTC transactions, which exposes us to credit risk.

Credit risks include both pre-settlement and settlement risk. Pre-settlement risk is the possibility that should a counterparty default on its obligations under a derivative contract; the Company could incur a loss when it covers the resulting open position because the market price has moved against the Company. Settlement risk is the possibility that the Company may pay a counterparty, such as a bank in a foreign exchange transaction, and fail to receive the corresponding settlement in turn. Many of these exposures are subject to netting agreements which reduce the net exposure to the Company. Limits for counterparty exposures are based on the creditworthiness of the counterparty and are subject to formal lines of approval. The credit risk is diversified between customers and counterparties across a wide range of markets.

For execution-only customers, credit risk arises from the potential failure of customers to pay commissions on the trades. There is also the risk that a clearing broker may refuse to accept the client’s trade and in such cases the Company will be required to assume the position and any market risk thereon. For cleared customers that transact on a margin basis, the principal credit risk arises from the Company paying variation margin to the exchanges before receiving it from customers. Most customers are required to cover initial and variation margin with cash and are required to pay any margin deficits within 24 hours.

The Company mitigates the risk on its cleared margin business by requiring the initial margin to be paid by customers as a deposit before they can commence trading. The Company also uses software to test the adequacy of initial margins and, where appropriate, sets margin requirements at higher levels than those requested by the exchanges to minimize credit risk. Most customers are required to cover initial and variation margins with cash. Client activity levels are monitored daily to ensure credit exposures are maintained in accordance with agreed risk limits. Daily and, if required, intra-day margin calls are made on clients to reflect market movements affecting client positions. Financial analysis is performed to evaluate the effect of potential market movements on customer positions and may result in customers being asked to reduce positions. The Company generally reserves the right to liquidate any customer position immediately in the event of a failure to meet a margin call.

The Company is also exposed to the risk of default by counterparties with respect to positions with counterparties. These are mainly exchanges, clearing-houses and highly rated and internationally recognized banks.

In most markets the Company acts as an intermediary, resulting in limited market risk to the Company. The exceptions are intra-day positions in foreign exchange, fixed income, metals and energy markets where the Company acts as principal and there may be time delays between opening and closing a position. The Company may also maintain small positions overnight in these markets.

In line with market practices, the Company also provides unsecured credit lines to some customers for initial and variation margin. The Company’s exposure to credit risk associated with its trading and other activities is also measured on an individual counterparty basis, as well as by groups of counterparties that share similar attributes. Credit lines to customers are subject to formal review and approval. Concentrations of credit risk can be affected by changes in political, industry, or economic factors. To reduce the potential for risk concentration, credit limits are established and monitored in light of changing counterparty and market conditions.

In the normal course of business, the Company’s customer activities include the execution, settlement, and financing of various customer securities transactions that are loaned or borrowed. These activities may expose the Company to off-balance sheet risk in the event the customer or other broker is unable to fulfill its contracted obligations and the Company has to purchase or sell the financial instrument underlying the contract at a loss. The risk of default depends on the creditworthiness of the counterparty or issuer of the instrument. The Company controls this risk by monitoring the market value of securities pledged, by requiring adjustments of collateral levels in the event of excess market exposure, and by establishing limits for such activities that are monitored daily.

In addition, the Company has sold securities that it does not currently own and will therefore be obligated to purchase such securities at a future date. The Company has recorded these obligations in the consolidated and combined financial statements at March 31, 2009, at the fair values of the related securities and will incur a loss if the fair value of the securities increases subsequent to March 31, 2009.

Operational Risk

Operational risk is defined as the risk of loss or other adverse consequence arising from inadequate or failed internal processes, people and systems or from external events. Consistent with the Company’s competitors, its operations are exposed to a broad number of these types of risks which could result in significant impact on the Company’s business. Therefore, the Company has an independent Operational Risk Department to ensure application of a globally consistent Operational Risk Management framework and the Company is implementing firm-wide policies, standards and processes for risk identification, assessment, mitigation and reporting in order to create a more transparent and accountable Operational Risk environment.

Operational Risk is inherent in each of the Company’s businesses, support and control activities; therefore, the primary day-to-day responsibility for managing operational risk rests with these areas. Each area has established processes, systems and controls to manage operational risk and reports on losses, control and performance metrics and issues. These reports are then summarized for senior management and governance committees. Additionally, the Company considers the inherent operational risk in new products, systems, and business activities as they are developed or modified.

As a diversified financial services firm, the Company also relies on an extensive technology platform that includes the utilization of vendor services and software as well as internally developed applications. The Company mitigates its technology exposures through the implementation of standard controls, contractual agreements, and performance monitoring. More broadly, the Company has an on-going Business Continuity Management program designed to enable the organization to recover and restore business activities in the event of a disaster or other business disruption.

As deemed prudent, the Company mitigates certain operational risk impacts through insurance coverage and economic capital.

Note 15: Commitments and Contingencies

Leases

The Company has operating lease arrangements with unaffiliated parties for the use of certain office facilities, equipment and computer hardware. Certain leases contain provisions for escalation. At March 31, 2009, future minimum rental payments under non-cancellable leases for office premises are as follows:

Minimum rental payments
2010	$29,779
2011	26,620
2012	21,683
2013	16,688
2014	16,950
2015 and thereafter	105,273

Total	$216,993

In the years ended March 31, 2009, 2008, and 2007 the Company incurred $32,159, $29,326, and $19,162 of rent expense, respectively. The Company also has operating lease agreements with Man Group; refer to Note 17 for further details.

Legal

Set forth below are the potentially material litigations and regulatory proceedings to which the Company is a party or in which the Company is involved.

Unauthorized Trading Incident of February 26/27, 2008

One of the Company’s brokers, Evan Dooley, trading for his own account out of a Memphis, Tennessee branch office through one of the Company’s front end order entry systems, Order Express, put on a significant wheat futures position during the late evening of February 26, 2008 and early morning of February 27, 2008. The positions were liquidated at a loss of $141,045 on February 27, 2008. The trades were unauthorized and because the broker had no apparent means of paying for the trades, the Company, as a clearing member of the exchange, was required to pay the $141,045 shortfall. The exchange and regulators were immediately notified, the broker was promptly terminated, and a public announcement of the loss was made by the Company the next day. As a result of this unauthorized trading incident:

•

Class Action Suits. The Company, Man Group, certain of its current and former officers and directors, and certain underwriters for the IPO have been named as defendants in five actions filed in the United States District Court for the Southern District of New York. These actions, which purport to be brought as class actions on behalf of purchasers of MF Global stock between the date of the IPO and February 28, 2008, seek to hold defendants liable under §§ 11, 12 and 15 of the Securities Act of 1933 for alleged misrepresentations and omissions related to the Company’s risk management and monitoring practices and procedures. The five purported shareholder class actions have been consolidated for all purposes into a single action. The Company has made a motion to dismiss which is pending. The litigation is in its early stages, and the Company believes it has meritorious defenses. Therefore, no provision for losses has been recorded in connection with this matter.

•

The U.S. Attorney’s Office, Chicago Examination. The U.S. Attorney’s Office in Chicago, Illinois is examining Mr. Dooley and the unauthorized trades. The Company has been cooperating with the U.S. Attorney’s Office, which has informed the Company that it is not a target of their investigation, and that Mr. Dooley is a target.

•

Commodity Futures Trading Commission Investigation. The CFTC has issued a formal order of investigation naming the Company and Mr. Dooley. The CFTC, in coordination with the Chicago Mercantile Exchange (“CME”), has been collecting documentation from the Company and taking depositions of its employees. The CFTC and CME investigation is ongoing and it is not yet certain what actions the CFTC and/or the CME might take. The Company established an accrual of $10,000 in fiscal 2008 to cover the potential CFTC civil monetary penalties in this matter and the two matters referred to below under the captions, “Commodity Futures Trading Commission Potential Action” and “CFTC Natural Gas Price Information Investigation”. This is the Company’s best estimate and there is no assurance that the $10,000 accrual will be sufficient for these purposes or that the CFTC will not require remedial measures. No accrual has been made for the CME matter.

•

Retention of Consultants. The Company’s Nominating and Corporate Governance Committee, composed of certain independent Board members, hired two consultants to help advise them and, through them, the Company on matters relating to the unauthorized trading incident. FTI Consultants advised on technology-related matters and Promontory Financial Group advised on policies and procedures in the risk aspects of the Company’s business.

•

Insurance Claim. The Company filed a claim under its Fidelity Bond Insurance (“the Bond”), which provides coverage for wrongful or fraudulent acts of employees, seeking indemnification for this loss. After months of investigation, the Company’s Bond insurers have denied payment of this claim based on certain definitions and exclusions to coverage in the Bond. They have also initiated an action against the Company in the Supreme Court of the State of New York seeking a declaration that there is no coverage for this loss under the Bond. The Company believes the insurers’ position to be in error and will seek to enforce its right to payment in court.

Commodity Futures Trading Commission Potential Action

In May 2007, the Company’s U.S. operating subsidiary, MF Global Inc., formerly known as Man Financial Inc, and two of its individual employees received what is commonly referred to as a “Wells notice” from the staff of the Division of Enforcement of the CFTC. The notice relates to two trades that the Company executed in 2004 for a customer and reported to NYMEX. In the notice, Division of Enforcement staff indicated that it is considering recommending to the Commission that a civil proceeding be commenced against the Company and the two individuals, in which the Commission would assert that the Company and the two individuals violated Section 9(a)(4) of the Commodity Exchange Act, which generally prohibits any person from willfully making any false, fictitious, or fraudulent statements or representations, or making or using any false writing or document knowing the same to contain any false, fictitious, or fraudulent statement to a board of trade. The Division of Enforcement staff contends that the Company and the individuals presented or participated in the submission of information to the exchange that falsely represented the dates on which the trades in question occurred. The Company and the individuals dispute the contentions of the Division of Enforcement staff and have submitted a written statement to the Division of Enforcement, setting forth the reasons why it believes no proceeding should be brought. It is not yet certain what action the CFTC will take. The Company established an accrual of $10,000 in fiscal 2008 to cover the potential CFTC civil monetary penalties in this matter and the two matters referred to above under the caption, “Unauthorized Trading Incident of February 26/27, 2008—Commodity Futures Trading Commission Investigation” and below under the caption “CFTC Natural Gas Price Information Investigation”. This is the Company’s best estimate and there is no assurance that the $10,000 accrual will be sufficient for these purposes or that the CFTC will not require remedial measures.

CFTC Natural Gas Price Information Investigation

The Company has been cooperating in an investigation conducted by the U.S. Attorneys Office in the Southern District of New York, which has brought an indictment in a related matter, and by a New York County Grand Jury. The CFTC and the SEC have also been involved in the investigation and each has brought cases in related matters. The investigation centers around trading by a market making energy trader at Bank of Montreal (BMO) who allegedly mismarked his book. One of the Company’s brokers did business with the BMO trader, and used bid and offer prices for forward OTC trades the BMO trader sent to him as a basis for prices which the Company’s broker disseminated to its customers, including BMO, as price indications that reflected a consensus. The Company has been told that neither the Company nor its broker are targets of the Grand Jury investigation. In connection with this investigation, the Company has been served by the CFTC with a Wells notice in anticipation of civil charges against the broker under the anti-fraud provisions of CFTC Regulation 33.10 and the Company with derivative liability for the broker’s actions. The CFTC investigation is ongoing and it is not yet certain what action the CFTC may take against the Company or its broker. The Company established an accrual of $10,000 in fiscal 2008 to cover the potential of CFTC civil monetary penalties in this matter and the two matters referred to above under the captions, “Unauthorized Trading Incident of February 26/27, 2008” and “Commodity Futures Trading Commission Potential Action.” This is the Company’s best estimate and there is no assurance that the $10,000 accrual will be sufficient for these purposes or that the CFTC will not require remedial measures.

Philadelphia Alternative Asset Fund

On May 8, 2006, the plaintiff, a court-appointed receiver for a hedge fund, Philadelphia Alternative Asset Fund Ltd. (“PAAF”), and its fund manager and commodity pool operator, Philadelphia Alternative Asset Management Co., LLC (“PAAMCo”), commenced suit against MF Global Inc., formerly known as Man Financial Inc, the Company’s U.S. operating subsidiary, and seven of its employees in connection with a Commodity Futures Trading Commission-imposed shutdown of PAAMCo. PAAMCo and its principal, Paul Eustace (“Eustace”), allegedly defrauded PAAF by misrepresenting its trading performance, artificially inflating PAAF’s net asset value, and failing to disclose trading losses suffered in a subaccount maintained by the Company for PAAF. The receiver, in his complaint, alleged among other things, negligence, common law fraud, violations of the Racketeer Influenced Corrupt Organizations Act (RICO), violations of the Commodity Exchange Act and aiding and abetting fraud. The Company, and its employees, denied all material allegations of the complaint. Although the complaint did not quantify the exact amount of damages sought, the amount claimed was estimated to be approximately $175,000 (with the plaintiff claiming that these damages should be tripled under RICO). The court-appointed receiver in this matter was, by judicial order, replaced by a “receiver ad litem” (solely for purposes of this litigation) because of a conflict of interest on the part of the original receiver. In July 2007, the receiver ad litem dismissed all claims against six of the Company’s employees, and filed a Second Amended Complaint against Man Financial Inc, one employee, and UBS Fund Services (Cayman) Ltd. The allegations against the Company were substantially similar to those in the initial complaint. On December 3, 2007, the Company entered into a Settlement Agreement with the prior receiver and the receiver ad litem pursuant to which, without admitting liability, the Company paid $69,000, plus $6,000 of litigation expenses, to the receivership estate as a restoration fund for the benefit of receivership investors in exchange for full releases and a dismissal of the action with prejudice.

Man Group agreed to indemnify the Company for all costs, expenses and liabilities the Company may incur as a result of the PAAF litigation and any other claims or litigation arising from the facts or circumstances which give rise to that claim for amounts in excess of $50,000, net of any insurance proceeds the Company receives. The Company received $25,000 on July 10, 2008 from Man Group in relation to the PAAMCo matter under the Deed of Indemnity executed at the time of the separation from Man Group.

As a result of discussions leading to this settlement, the Company recorded an expense of $76,814 in fiscal 2008. The Company’s insurance carriers were notified of the settlement agreement (together with amounts paid thereunder) and of its associated defense costs in the PAAMCo-related litigation. In that regard, the Company instituted a dispute resolution procedure against insurers under its insurance contract. On October 23, 2008, the Company and its insurers entered into a settlement agreement pursuant to which the Company received $75,000 from insurers in full settlement of all of its claims against insurers in the PAAF matter. Excluding previously recovered amounts, the Company has recognized $62,000 in insurance proceeds in its financial statements for the quarter ended December 31, 2008.

On December 26, 2007, the Company settled a related investigation by the CFTC arising out of the PAAF matter. Without admitting or denying the allegations, the Company agreed to the entry of an order finding that it violated supervision and recordkeeping requirements and the Company agreed to follow revised procedures and paid a civil monetary penalty of $2,000, which was accrued in fiscal 2008.

Conservative Concepts Portfolio Management GmbH (“CCPM”) Related Arbitrations

In or about October 2003, the Company uncovered an apparent fraudulent scheme conducted by third parties unrelated to the Company that may have victimized a number of its clients. CCPM, a German Introducing Broker, introduced to the Company all the clients that may have been victimized. An agent of CCPM, Michael Woertche (and his confederates), apparently engaged in a Ponzi scheme in which allegedly unauthorized transfers from, and trading in, accounts maintained at the Company were utilized to siphon money out of these accounts, on some occasions shortly after they were established. The Company was involved in two arbitration proceedings relating to these CCPM introduced accounts. The first arbitration involved claims made by two claimants before a National Futures Association panel. The second arbitration involves claims made by four claimants before a FINRA panel. The claims in both arbitrations are based on allegations that the Company and an employee assisted CCPM in engaging in, or recklessly or negligently failed to prevent, unauthorized transfers from, and trading in, accounts maintained by the Company. Damages sought in the NFA arbitration proceeding were approximately $1,700 in compensatory damages, unspecified punitive damages and attorneys’ fees in addition to the rescission of certain deposit agreements. The NFA arbitration was settled for $200 as to one claimant and a net of $240 as to the second claimant during fiscal 2008. Damages sought in the FINRA proceeding were approximately $6,000 in compensatory damages and $12,000 in punitive damages. During the quarter ended September 30, 2008, the FINRA arbitration was settled for an aggregate amount of $800.

Parabola/Tangent

In December 2006, Parabola/Tangent filed a claim in the Commercial Court in London against the Company and one of its brokers alleging alternatively fraudulent and negligent misrepresentation and breach of fiduciary duty in connection with execution-only accounts that were active in the Company’s London office between July 2001 and February 2002. The claimants seek £3,700 (approximately $5,300) in damages and speculative claims, including claims for lost profits, of up to an additional £28,000 (approximately $35,800). Mediation began in April 2008 but was not successful and a trial began in March 2009. In May 2009 a judgment was rendered in favor of the plaintiff and against the Company in the amount of £19,700 plus costs. The Company intends to appeal this judgment. An expense of $8,000 has been recorded in the three months ended March 31, 2009 in connection with this litigation, based on the judgment rendered, after adjusting for expected insurance proceeds of $23,500.

Eagletech Communications Inc., et al. v. Citigroup, Inc. et al.

The Company’s U.S. operating subsidiary, MF Global Inc., formerly known as Man Financial Inc, was named as a co-defendant in an action filed in Florida State Court by Eagletech Communications Inc. (“Eagletech”) and three of its alleged shareholders against 21 defendants, including banks, broker-dealers and clearing brokers, as well as “100 John Doe defendants or their nominee entities”. The complaint alleges that the defendants engaged in a criminal conspiracy designed to manipulate the publicly traded share price of Eagletech stock. Plaintiffs seek unspecified compensatory and special damages, alleging that “Man Group PLC d/b/a Man Financial Inc” participated in the conspiracy by acting as a clearing broker for a broker-dealer that traded in Eagletech stock. The complaint asserts claims under RICO, the Florida Securities and Investor Protection Act, the Florida Civil Remedies for Criminal Practices Act, and a related negligence claim. On May 9, 2007, defendants filed a notice removing the State Court action to Federal Court pursuant to 28 U.S.C. § 1441(a). On October 2, 2007, Plaintiffs filed a first amended complaint in the Federal Court action asserting additional claims against Man Financial Inc under Florida common law, including civil conspiracy, conversion and trespass to chattels. On February 26, 2008, the financial institution defendants, including MF Global Inc., filed a motion to dismiss seeking dismissal of all claims asserted in the amended complaint on the ground that the claims are barred by the Private Securities Litigation Reform Act (“PSLRA”) and preempted by the federal securities laws. On June 27, 2008, the Court partially granted the motion, holding that the federal RICO claims are barred by the PSLRA and dismissing the RICO claims with prejudice. The Court declined to exercise supplemental jurisdiction over the state law claims and remanded those claims to the Florida State Court. On July 25, 2008, plaintiffs filed a notice of appeal of the Court’s June 27, 2008 decision to the United States Court of Appeals for the Eleventh Circuit but subsequently withdrew its appeal. The Company is unsure of whether plaintiffs will pursue the State Court action. Since the case is in its earliest stages, it is difficult to determine exposure, if any. The Company intends to vigorously defend this matter. No provision for losses has been recorded in connection with this litigation.

Amacker v. Renaissance Asset Management Fund et. al.

In December 2007, the Company, along with four other futures commission merchants (“FCMs”), were named as defendants in an action filed in the U.S. District Court in Corpus Christi, Texas by 47 individuals who were investors in a commodity pool (RAM I

LLC) operated by Renaissance Asset Management LLC. The complaint alleges that the Company and the other defendants violated the Commodity Exchange Act and alleges claims of negligence, common law fraud, violation of a Texas statute relating to securities fraud and breach of fiduciary duty for allegedly failing to conduct due diligence on the commodity pool operator and commodity trading advisor, having accepted executed trades directed by the commodity trading advisor which was engaged in a fraudulent scheme with respect to the commodity pool, and having permitted the improper allocation of trades among accounts. The plaintiffs claim damages of $32,000, plus exemplary damages, from all defendants. All of the FCM defendants moved to dismiss the complaint for failure to state a claim upon which relief may be granted. Following an initial pre-trial conference, the court granted plaintiffs leave to file an amended complaint. On May 9, 2008, plaintiffs filed an amended complaint in which plaintiffs abandoned all claims except a claim alleging that the FCM defendants aided and abetted violations of the Commodity Exchange Act. Plaintiffs now seek $17,000 in claimed damages plus exemplary damages from all defendants. The Company filed a motion to dismiss the amended complaint which was granted by the court and appealed by the plaintiffs. The case is at its earliest stages so it is not possible to determine the Company’s exposure, if any. In any event, the Company intends to vigorously defend this matter. No provision for losses has been recorded in connection with this litigation.

Leaderguard Matter

Proceedings have been instituted against the Company’s UK subsidiary by the liquidator of Leaderguard Spot Forex Limited (“LSF”), a Mauritius based investment firm that became insolvent in March 2005. The Company’s UK subsidiary (originally through GNI Limited and then Man Financial Limited) provided foreign exchange broking services to two companies in the Leaderguard group between 2001 and 2005. The claim alleges, inter alia, that the Company was complicit in assisting the directors of various Leaderguard group companies to breach fiduciary duties owed by such directors to their companies and that the Company knowingly benefited from assets received in breach of such fiduciary duties. The claim further alleges the Company is liable to account for funds lost through transactions executed by such directors with its UK company which are alleged to amount to $18,000. It is difficult at this stage to determine exposure, if any. In any event, the Company intends to vigorously defend this matter. No provision for losses has been recorded in connection with this matter.

Hobart Securities

The Company was in a dispute with Hobart Securities (formerly Dawnay, Day Capital Markets Limited) (“DDCM”). The Company exercised a contractual right of set-off on July 10 and 11, 2008 over DDCM’s account to off-set liabilities of approximately £2,500 (approximately $3,600) of other Dawnay, Day companies with accounts at MF Global. DDCM instituted legal proceedings seeking to have the Company reverse the £2,500 set-off, with DDCM claiming that the Company was not entitled to exercise a set-off as DDCM had taken itself out of the Dawnay, Day group of companies through a management buy-out on July 11, 2008. During the quarter ended December 31, 2008, the Company settled the matter by retaining £500 (approximately $700) and paying the plaintiff £2,000 (approximately $2,900).

Class Action Suit

The Company and certain of the Company’s executive officers and directors have been named as defendants in an action filed in the United States District Court for the Southern District of New York. This action, which purported to be brought as a class action on behalf of purchasers of MF Global stock between March 17, 2008 and June 20, 2008, sought to hold defendants liable under §§ 10 and 20 of the Securities Exchange Act of 1934 for alleged misrepresentations and omissions related to the Company’s financial results and projections and capital structure. The Company filed a motion to dismiss which the court granted, with prejudice.

Voiran Trading Limited

On December 29, 2008, the Company received a letter before action from solicitors on behalf of Voiran Trading Limited (“Voiran”). The letter alleges that the Company’s UK affiliate was grossly negligent in advice it gave to Voiran between April 2005 and April 2006 in relation to certain copper futures contracts and claims $37,600 in damages. This potential litigation is in its very earliest stages. No provision for losses has been recorded in connection with this matter.

Sentinel Bankruptcy

The Liquidation Trustee (“Trustee”) for Sentinel Management Group, Inc. (“Sentinel”) recently notified the Company that he believes that the Company’s withdrawal of $50,122 within 90 days of the filing of Sentinel’s bankruptcy petition on August 17, 2007 is a voidable preference under Section 547 of the Bankruptcy Code, and therefore recoverable by the Trustee, along with interest and costs. The Company believes there are substantial defenses available to it and it intends to resist the Trustee’s attempt to recover those funds from the Company. In addition, to the extent the Trustee recovered any funds from the Company, it would be able to assert an offsetting claim in that amount against the assets available in Sentinel’s bankruptcy case. The matter is in its early stages and no litigation has yet been commenced. No provision for losses has been recorded in connection with this claim.

Agape World

Investors in a venture set up by Nicholas Cosmo have sued Bank of America and the Company, among others, in the US District Court for the Eastern District of NY, alleging that the Company, among others, aided and abetted Cosmo and related entities in a Ponzi scheme in which investors lost $400,000. The litigation is in its earliest stages. The Company believes it has meritorious defenses, and intends to vigorously defend this matter. No provision for losses has been recorded in connection with this matter.

Man Group Receivable

In late April 2009, the Company formally requested that Man Group (our largest shareholder and former parent company) make a payment of $29,779 that Man Group owes to the Company in connection with the recapitalization of its balance sheet at the time of the IPO in fiscal 2008. Man Group has recently demanded arbitration and the Company is exploring its options in that regard. As a result of this unresolved claim, the Company has reduced its shareholders’ equity as reported at March 31, 2009 by $29,779 by recording a receivable from shareholder in shareholders’ equity. If the Company prevails on its claim, the Company would expect to restore its shareholders’ equity by the amount it receives from Man Group (if any), and if the Company is not successful it would expect to write off the receivable to additional paid in capital and not to increase its shareholders’ equity. The reduction in shareholders’ equity does not affect amounts reported in the Company’s earnings, its income statement or its cash position for any prior period, and the Company does not expect the resolution of the claim, whether favorable to the Company or not, to affect its earnings or its income statement for the current or any future period, although any amounts the Company recovers would increase its cash position. This matter is in its very earliest stages and the Company intends to pursue this claim vigorously.

Morgan Fuel/Bottini Brothers

MF Global Inc. (“MFG”) and MF Global Market Services LLC (“Market Services”) are currently involved in litigation with a former customer of Market Services, Morgan Fuel & Heating Co., Inc. (“Morgan Fuel”) and its principals, Anthony Bottini, Jr., Brian Bottini, and Mark Bottini (the “Bottinis”). The litigations arise out of trading losses incurred by Morgan Fuel in over-the-counter derivative swap transactions, which were unconditionally guaranteed by the Bottini principals.

•

MF Global Market Services LLC v. Anthony Bottini, Jr., Brian Bottini and Mark Bottini, FINRA No. 08-03673. On October 6, 2008, Market Services commenced an arbitration against the Bottinis before the Financial Industry Regulatory Authority (“FINRA”) to recover $8,300, which is the amount of the debt owed to Market Services by Morgan Fuel after the liquidation of the swap transactions. Each of the Bottinis executed a guaranty in favor of Market Services personally and unconditionally guaranteeing payment of the obligations of Morgan Fuel upon written demand by Market Services. Market Services asserted a claim of breach of contract based upon the Bottinis’ failure to honor the guarantees.

•

Morgan Fuel v. MFG and Market Services, FINRA No. 08-03879. On October 21, 2008, Morgan Fuel commenced a separate arbitration proceeding before FINRA against MFG and Market Services. Morgan Fuel claims that MFG and Market Services caused Morgan Fuel to incur approximately $14,200 in trading losses. Morgan Fuel seeks recovery of $5,900 in margin payments that it allegedly made to Market Services and a declaration that it has no responsibility to pay Market Services for the remaining $8,300 in trading losses. Morgan Fuel contends that MFG and Market Services should not have allowed Morgan Fuel to enter into, or maintain, the swap transactions. The Supreme Court of New York for the County of New York has temporarily stayed the arbitration commenced by Morgan Fuel on the ground that there is no agreement to arbitrate. The motion for a permanent stay is pending before the court.

•

The Bottinis asserted a third-party claim against Morgan Fuel, which in turn asserted a fourth-party claim against MFG, Market Services and Steven Bellino (an MFG employee) in the arbitration proceeding commenced by Market Services. A motion to stay the fourth-party claim also is pending before the Supreme Court. As a result of the motions, both of the arbitration proceedings have been temporarily stayed.

It is difficult at this stage to determine exposure, if any. In any event, the Company intends to vigorously defend this matter. No provision for losses has been recorded in connection with this matter.

Other

In addition to the matters discussed above, from time to time the Company is party to litigation and regulatory proceedings that arise in the ordinary course of its business. Aside from those matters discussed above, the Company does not believe that it is party to any pending or threatened litigation or regulatory proceedings that, individually or in the aggregate, would in the opinion of management have a material adverse effect on the Company’s business, results of operations, financial condition or cash flows.

Guarantees

FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, requires the disclosure of representations and warranties which the Company enters into and which may provide general indemnifications to others. As of March 31, 2009 and 2008, the Company has guaranteed loans to certain individuals for their purchase of exchange seats. In these arrangements, the Company can sell the exchange seats to cover amounts outstanding. As of March 31, 2009 and 2008 the Company has not recorded a guarantee liability, as the fair value of the exchange seats exceeds any potential loss on these loans.

Additionally, in its normal course of business, the Company may enter into contracts that contain such representations and warranties. The Company’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Company that have not yet occurred. However, based on its experience, the Company expects the risk of loss to be remote. The Company is a member of various exchanges and clearing organizations. Under the standard membership agreement, members are required to guarantee collectively the performance of other members. Under the agreements, if another member becomes unable to satisfy its obligations to the clearing house, other members would be required to meet shortfalls. The Company’s liability under these arrangements is not quantifiable and could exceed the cash and securities they have posted as collateral. However, the Company believes that the potential for the Company to be required to make payments under these arrangements is remote, and accordingly, no liability has been recorded.

Other Commitments

Certain clearing-houses, clearing banks, and clearing firms used by the Company are given a security interest in certain assets of the Company held by those clearing organizations. These assets may be applied to satisfy the obligations of the Company to the respective clearing organizations. See Note 13 for further information.

Lines of Credit

The Company had a bridge facility in an aggregate principal amount of up to $1,400,000 and has a $1,500,000 five-year unsecured committed revolving liquidity facility. The Company has also entered into multiple 364-day revolving credit facilities through various banks on a committed, unsecured basis for a total amount of $275,000, under similar terms as the liquidity facility. As of March 31, 2009 and 2008, $0 and $96,000 were outstanding under these facilities, respectively. Additionally, one of the Company’s subsidiaries had a local 364-day revolving credit facility for 55,000 Canadian Dollars, of which $0 and $30,304 was outstanding as of March 31, 2009 and 2008. See Note 9 for further information.

The Company also has other credit agreements with financial institutions, in the form of trading relationships, which facilitate execution, settlement, and clearing flow on a day to day basis for the Company’s clients, as well as provide evidence, as required, of liquidity to the exchanges it conducts business on. As of March 31, 2009 and 2008, the Company had $22,000 and $95,000 of issued letters of credit, respectively.

Note 16: Segment and Geographic Information

The Company has one reportable business segment, as defined by SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information (“SFAS No. 131”). SFAS No. 131 requires a public enterprise to report financial information on a basis consistent with that used by management to allocate resources and assess performance. The Company is operated and managed by its chief operating decision maker on an integrated basis as a single operating segment.

Each region’s contribution to the consolidated and combined amounts is as follows:

	YEAR ENDED MARCH 31,
	2009	2008	2007
Revenues, net of interest and transaction-based expenses:
North America	$787,176	$718,638	$571,224
Europe	479,603	715,403	688,331
Rest of World	159,887	202,218	119,177

Total	$1,426,666	$1,636,259	$1,378,732

Long-lived assets:
North America	$43,428	$34,779	$30,988
Europe	13,143	11,336	7,933
Rest of World	6,146	8,796	6,835

Total	$62,717	$54,911	$45,756

Revenues, net of interest and transaction-based expenses are attributed to geographic areas based on the location of the relevant legal entities. Rest of the world comprises primarily the Asia/Pacific region. No single customer accounted for greater than 10% of total revenues in the years ended March 31, 2009, 2008 and 2007. Revenues, net of interest and transaction-based expenses by product have not been provided as this information is impracticable to obtain.

Note 17: Related Party Transactions

Subsequent to the IPO, Man Group holds an investment of approximately 18.4% in the Company and as such is considered a related party for the period ending March 31, 2009.

The Company clears transactions on behalf of certain managed investment funds which are related parties to Man Group. The Company earned commission revenues by executing and clearing brokerage transactions for these investment funds as well as incurred net interest expense. The related party revenues, net of interest and transaction-based expenses, do not reflect the interest income earned from third parties in the reinvestment of related party fund balances by the Company.

Employee compensation and benefits consists of amounts allocated by Man Group for shared services, as well as expenses related to the various plans sponsored by Man Group, in which the Company’s employees participated prior to July 18, 2007. Included in this, are expenses relating to stock-based compensation plans of $22,764, and $26,089 in the years ended March 31, 2008 and 2007, respectively. Expenses of $4,521, and $7,455 for the years ended March 31, 2008 and 2007, respectively, were charged related to benefit plans. There were no such charges in the year ended March 31, 2009.

The Company earns sublease income from Man Group for its use of certain office space. In addition to these arrangements, Man Group also charges lease expense to the Company for the use of office space.

Revenues earned from and expenses incurred with Man Group, including allocated expenses, for the years ended March 31, 2009, 2008, and 2007 are summarized as follows:

	YEAR ENDED MARCH 31,
	2009	2008	2007
Revenues
Cleared commissions	$14,648	$23,320	$37,120
Interest income	1,407	357	85

Total revenues	16,055	23,677	37,205
Less: Interest expense	21,811	58,118	67,043

Revenues, net of interest and transaction-based expenses	(5,756)	(34,441)	(29,838)

Expenses
Employee compensation and benefits	1,147	29,475	54,129
Communications and technology	1,345	2,895	1,654
Occupancy and equipment costs	8,143	7,011	8,033
Professional fees	3,364	2,818	6,060
Depreciation and amortization	—	—	75
General and other	3,899	1,122	2,625

Total non-interest expenses	17,898	43,321	72,576
Interest on borrowings	—	5,353	14,852
Gains on exchange seats and shares	—	97,907	—

Total, net	$(23,654)	$14,792	$(117,266)

For the periods prior to the Reorganization and Separation, the combined financial statements include the Company’s direct expenses as well as allocations of expenses arising from shared services and infrastructure provided by Man Group. These expenses are allocated to the Company using estimates that the Company considers to be a reasonable reflection of the utilization of services provided to or benefits received by the Company. The costs included in the combined financial statements were determined based on cost of the services to Man Group, the proportion of Man Group’s services fully dedicated to the Company, as well as the Company’s usage of such services. Services received by the Company include employee compensation and benefits, use of office facilities, and services provided related to overall corporate functions including tax, legal, regulatory capital, finance, internal audit, and executive management.

In connection with the IPO, the Company entered into several transitional services agreements with Man Group pursuant to which Man Group agreed to continue to provide the Company with administrative support for certain corporate functions, such as corporate-level coordination and support services related to the Company’s regulatory capital activities, tax administration, corporate secretarial services and insurance management, for a limited transitional period. As of March 31, 2009, all such services had terminated with the exception of office services. The service agreement for office services will continue for as long as the Company leases office space from Man Group.

The Company also entered into a master separation agreement with Man Group that governs the principal terms of the separation of the Company’s business from Man Group. The master separation agreement and other agreements contain important provisions regarding the Company’s relationship with Man Group following the completion of the IPO, including provisions relating to non-competition and non-solicitation, access, and confidentiality. Further, Man Group has agreed to indemnify the Company against certain litigation and tax matters. During the year ended March 31, 2009, Man Group paid the Company $3,200 related to the tax indemnity agreement recognized in APIC. The Company also received $62,128 in insurance proceeds from Man Group related to the PAAF matter under the legal indemnity agreement.

During the year ended March 31, 2007 the Company was allocated the following amounts by Man Group:

YEAR ENDED March 31, 2007
Employee compensation and benefits	$20,585
Communications and technology	1,654
Occupancy and equipment costs	8,491
Professional fees	6,060
Depreciation and amortization	75
General and other	2,581
Interest on borrowings	4,549
Interest expense	2,384

$46,379

These allocated expenses are included in the Company’s audited consolidated and combined statements of operations, as noted in the table above.

As of March 31, 2009 and 2008, the Company held receivables balances with Man Group of $95 and $716, and payables balances of $1,602 and $12,921, respectively. The Company has noted that an additional payment of $29,779 is due to the Company from Man Group in connection with the recapitalization at the time of the IPO in fiscal 2008. The Company has made the request, Man Group has demanded arbitration, and the Company is exploring its options in that regard. As a result of this unresolved claim, the Company has reduced shareholders’ equity as reported at March 31, 2009 by $29,779 by recording a receivable from shareholder in shareholders’ equity. If the claim is successful, the Company would expect to restore shareholders’ equity by the amount received from Man Group (if any), and if the claim is not successful would expect to write off the receivable to additional paid in capital and not to increase shareholders’ equity. The reduction in shareholders’ equity does not affect amounts reported in the Company’s earnings, income statement or cash position for any prior period.

The Company had subordinated borrowings from Man Group during fiscal 2007 and 2008. For the years ended March 31, 2008, and 2007, interest expense incurred on subordinated borrowings was approximately $5,353, and $14,852, respectively.

Note 18: Employee Benefits

The Company operates and contributes to various defined benefit and defined contribution plans. The Company does not operate any material post-employment and post-retirement benefit plans. Where appropriate, the fund assets, liabilities and pension costs for the year have been assessed by independent actuaries. In connection with the Separation, the Company terminated its defined benefit plan (the “Domestic Plan”) for its U.S. employees. For a select group of UK employees who had previously participated in a frozen Man Group pension plan, the Company created a new pension plan, that it sponsors, which will provide similar benefits as the Man Group pension plan. During the year ended March 31, 2008, Man Group transferred the value of assets equivalent to the defined benefits accumulated for these employees to the Company’s new plan trust. This new plan is small and covers only 36 participants, therefore, the disclosures below focus on the Company’s larger plans prior to the Separation.

The Domestic plan was frozen on August 31, 2006 and was terminated by December 31, 2006. Retirement benefits for the Domestic plan were derived from a formula, based on length of service and compensation. The Company used a measurement date of March 31 for this plan. The Company also sponsored a Supplemental Executive Retirement Plan, a defined benefit plan, for certain U.S. employees. This plan, which provided supplemental retirement benefits, was frozen on August 31, 2006, and terminated by March 31, 2007. For these plans, the Company subsequently settled the accumulated benefit obligation by purchasing non-participating annuity contracts and making payouts to the participants, who elected to have their benefits distributed in a single sum payment. The Company recorded curtailment and settlement expenses during the year end March 31, 2007 related to these plan terminations.

The following table provides a summary of the changes in the Company’s pension plans’ benefit obligations and the fair value of assets and a statement of the funded status of the plans as of March 31:

YEAR ENDED MARCH 31,
2007

Change in projected benefit obligation
Projected benefit obligation, beginning of year	$34,443
Service cost	1,063
Interest cost	1,657
Benefits paid	(897)
Plan amendments	11,068
Curtailments	(612)
Settlements	(50,922)
Actuarial losses	4,200

Projected benefit obligation, end of year	$—

Change in fair value of plan assets
Fair value of plan assets, beginning of year	$31,623
Actual return on plan assets	635
Employer contributions	19,561
Benefits paid	(897)
Settlements	(50,922)

Fair value of plan assets, end of year	$—

The components of net periodic pension cost are set forth below:

YEAR ENDED MARCH 31,
2007
Service cost	$1,063
Interest cost	1,657
Expected return on plan assets	(1,878)
Amortization of:
Prior service cost	214
Unrecognized actuarial losses	314
Loss recognized due to Curtailments	13,984
Loss recognized due to Settlements	12,726

Net periodic cost	$28,080

The weighted-average assumptions used in determining the benefit obligations at March 31, 2007 are as follows:

MARCH 31, 2007
Discount rate	5.75%
Rate of compensation increase	5.00%

The weighted-average assumptions used in determining the net periodic benefit cost for the year ended March 31, 2007 are as follows:

MARCH 31, 2007
Discount rate	5.75%
Rate of compensation increase	5.00%
Expected return on plan assets	8.00%

The expected long-term rates of return on plan assets were determined as of the measurement date. The expected long-term rates of return were projected to be the rates of return to be earned over the period until the benefits are paid. Accordingly, the expected long-term rates of return reflected the rates of return on present investments, expected contributions to be received during the current year and on reinvestments over the period. The expected long-term rate of return on plan assets was based on what is achievable given the plan’s investment policy and the types of assets held. The Company reviewed each plan and its historical returns and asset allocations to determine the appropriate expected long-term rate of return on plan assets to be used. The projected benefit cash flows under the plan were discounted using the spot rates derived from the Citigroup Pension Discount Rate Curve as of the measurement date and an equivalent single discount rate was derived resulting in the same liability.

The Company’s investment objectives in managing its defined benefit plan assets were to ensure that present and future benefit obligations to all participants and beneficiaries were met as they become due; to provide a total return that, over the long term, minimizes the present value of required company contributions, at the appropriate levels of risk; and to meet any statutory requirements, laws and local regulatory agencies’ requirements. Key investment management decisions reviewed regularly were asset allocations, investment manager performance, investment advisors and trustees or custodians.

The Company’s investment allocations as of March 31, 2007 and future expected contributions were not applicable, as the plan terminations were complete as of March 31, 2007.

The Company also sponsors a defined contribution plan for its U.S. employees, the MF Global Holdings, USA Inc. Employees’ Savings and Investment Plan, whereby the Company contributes 50% of a participant’s contribution per year, subject to certain maximum thresholds, as defined by the plan. These contributions were $3,682, $3,993, and $5,896, for the years ending March 31, 2009, 2008 and 2007, respectively.

The Company’s non-U.S. employees are covered by non-U.S. defined contribution, savings, and benefit plans. Employer contributions to these plans are determined based on criteria specific to the individual plans. The largest of these non-U.S. plans are a defined benefit plan and defined contribution plan sponsored by the Company. For the years ended March 31, 2009, 2008 and 2007 the Company’s contributions to the defined benefit and defined contribution plans sponsored by Man Group were $113, $4,621, and $7,455, respectively. The Company’s contributions to the Company’s other non-U.S. savings and defined benefit plans were $11,954, $7,949, and $3,079 for the years ending March 31, 2009, 2008 and 2007, respectively.

Note 19: Acquisition of Refco

On November 25, 2005, the Company acquired the customer accounts, balances, certain other assets and subsidiaries of Refco for $304,864. Refco and its subsidiaries provided execution and clearing services for exchange-traded derivatives and prime brokerage services in the fixed income and foreign exchange markets. Refco’s parent company went into liquidation, and the Company purchased most of the Refco assets from these bankruptcy proceedings to expand its brokerage services and gain certain customer relationships. The Company’s acquisition comprised primarily all of the employees and client accounts of Refco’s regulated futures brokerage. The acquisition included the customer accounts, balances and certain other assets in the U.S., Singapore, Canada, and India and was accounted for as a business combination in accordance with SFAS No. 141, Business Combinations (“SFAS No. 141”). The Company acquired a significant amount of these assets in transactions involving a purchase of assets, while a small portion was obtained through the acquisition of stock in small non-U.S. entities.

The rights to the European operations of Refco were immediately assigned to Marathon Asset Management. The assets of Refco’s Singapore business were acquired on December 6, 2005 and Refco’s 20% shareholding in the Taiwanese operation Polaris Refco Futures on February 6, 2006. Refco’s legal entities in Canada (100%) and India (70%) were acquired on January 31, 2006 and February 28, 2006, respectively. The results of the acquired Refco assets and entities have been included in the combined financial statements from their respective acquisition dates.

The assets and liabilities acquired were as follows:

Total purchase price paid	$304,864

Assets acquired
Cash and cash equivalents	7,296
Restricted cash	74,026
Securities owned, at fair value	18,350
Due form brokers, dealers and clearing organizations	53,991
Due from customers, net	10,858
Other receivables	867
Memberships in exchanges	97,897
Furniture, equipment and leasehold improvements, net	10,688
Intangible assets subject to amortization	179,600
Investment in Polaris	9,700
Other assets	8,709

Total assets acquired	471,982

Liabilities assumed
Due to customers	115,197
Employee termination liabilities	12,653
Deferred income taxes	11,167
Accrued expenses and other liabilities	21,465
Long-term borrowings	3,580

Total liabilities assumed	164,062

Noncontrolling interest	5,061

Fair value of net assets acquired	302,859

Goodwill resulting from acquisition	$2,005

The application of purchase accounting under SFAS No. 141 requires that the total purchase price be allocated to the fair value of assets acquired and liabilities assumed based on their fair values at the acquisition date, with amounts exceeding the fair values being recorded as goodwill. The Company paid a premium (i.e. goodwill) over the fair value of net tangible and identified intangible assets acquired of $2,005, of which none is expected to be deductible for tax purposes. The following table provides a summary of amounts assigned to intangible assets:

Amount Assigned
Intangible asset subject to amortization:
Customer relationships	$161,700
Technology assets	16,700
Trade names	1,200

Total of intangible assets subject to amortization	$179,600

The customer relationships, technology assets, and trade names are being amortized on a straight-line basis over an amortization period of 10, 5, and 14 years, respectively. Amortization aggregating $6,532 was recorded for the period from the acquisition date through March 31, 2006. The weighted average useful life of the intangible assets is approximately 9.6 years.

All intangible assets, which were independently valued, were recognized at their respective fair values. Customer relationships were the principal source of value in the acquired Refco business. The methodology used for estimating the fair value of customer relationships was based on incorporating the residual profit, or excess earnings method. The valuation of the customer relationships was calculated using a discount rate equivalent to the implied internal rate of return derived from management’s cash flow projections and the total fair value of the Refco acquired businesses under the market approach. Refco’s internally developed technology assets were valued using the replacement cost approach. The royalty savings approach was applied in valuing the trade name. The Company also acquired a 20% interest in Polaris Refco Futures, a publicly traded company on the Taiwan OTC Exchange. The Company finalized its allocation of the purchase price to the assets acquired during the year ended March 31, 2007, as allowed by SFAS No. 141.

As a result of the circumstances leading to the bankruptcy of Refco, the accounting records of the business were incomplete. It was therefore not practical to assess the significance of or meaningful to disclose the financial results of Refco as if the acquisition had taken place at the beginning of the year ending March 31, 2006 or for the year ending March 31, 2005.

In connection with the acquisition of Refco, Man Group recorded total integration costs of $79,422 of which $12,654 qualified as exits costs in accordance with EITF No. 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination” (“EITF No. 95-3”), in the year ending March 31, 2006. These charges, consisting of employee termination expenses, were initiated to integrate the acquisition and reduce the overall cost structure, and have been accounted for as part of the purchase price allocation. During the year ending March 31, 2007, the Company paid $5,493 of these exit costs and the liability remaining at March 31, 2007 was $0. During the year ending March 31, 2006, the Company paid $7,161 of these exit costs and the liability remaining at March 31, 2006 was $5,493.

The Company incurred other Refco integration costs related to retention of $727, $2,709, and $19,382 in the years ended March 31, 2009, 2008 and 2007, respectively.

Note 20: Convertible Preference Shares

Non-cumulative Convertible Preference Shares, Series B

On June 25, 2008, the Company completed the issuance and sale of $150,000 in aggregate liquidation preference of its 9.75% Non-Cumulative Convertible Preference Shares, Series B (the “Series B Preference Shares”). The Company pays dividends on the Series B Preference Shares, when, as and if declared by its board of directors, quarterly in arrears at a rate of 9.75% per year, payable on February 15, May 15, August 15 and November 15, commencing on August 15, 2008. Dividends on the Series B Preference Shares are not cumulative and may be paid in cash, common shares or both.

The Series B Preference Shares are convertible, at the holder’s option, at any time, initially into 9.5694 Common Shares based on an initial conversion price of approximately $10.45 per share, subject to specified adjustments. The conversion rate will also be adjusted upon the occurrence of certain make-whole acquisition transactions and other events. On or after July 1, 2018, if the closing price of the Company’s common shares exceeds 250% of the then-prevailing conversion price for 20 trading days during any consecutive 30 trading day period, the Company may, at its option, cause the Series B Preference Shares to be automatically converted into common shares at the then-prevailing conversion price. There is no beneficial conversion feature to be recognized at the issuance date of the Series B Preference Shares, however, given certain conditions, primarily the issuance of common shares by the Company, a beneficial conversion feature could be recognized in the future.

The Series B Preference Shares rank junior to the Company’s indebtedness and senior to the Common Shares. Upon liquidation of the Company, holders of Series B Preference Shares are entitled to receive a liquidation amount of $100 per share plus declared dividends prior to any distribution to holders of Common Shares. The Company used the net proceeds from the sale of the Series B Preference Shares to repay a portion of the Company’s bridge facility.

Cumulative Convertible Preference Shares, Series A

On July 18, 2008, the Company completed the issuance and sale of $150,000 in aggregate liquidation preference of its Cumulative Convertible Preference Shares, Series A (the “Series A Preference Shares”) to J.C. Flowers II L.P. (“J.C. Flowers”). The Company used the net proceeds from the sale of the Series A Preference Shares to repay a portion of the Company’s bridge facility pursuant to its capital plan. Pursuant to certain previously disclosed adjustment provisions of its Investment Agreement with J.C. Flowers and as a result of its completed private offerings of Series B Preference Shares and Convertible Notes, the Company paid J.C. Flowers approximately $36,300 in cash and reset the annual dividend rate on the Series A Preference Shares, from 6.0% to 10.725%. Shares are subject to additional resets if the Company issues any equity security, as defined in the agreement. The Company also paid J.C. Flowers its $4,500 fee in cash in connection with the backstop facility provided by J.C. Flowers under the Investment Agreement. The Series A Preference Shares rank senior to the Company’s common shares with respect to dividend rights and rights upon liquidation of the Company.

Under the terms of the Investment Agreement, J.C. Flowers agreed to purchase a minimum of 1,500 shares, for an aggregate value of $150,000 and up to a maximum of 3,000 shares, for an aggregate value of $300,000, of a newly authorized series of the Company’s convertible preference shares, designated as 6.0% Cumulative Convertible Series A Preference Shares at a stated offer price which was 100% of their liquidation amount or preference, i.e. $100 per share. The Series A Preference Shares are convertible any time, at the option of the holder, into eight of the Company’s common shares, representing an initial conversion price of $12.50 per share.

Subject to certain exceptions, none of the Series A Preference Shares sold to J.C. Flowers may be transferred for a period of 12 months after closing and J.C. Flowers may not beneficially own 20% or more of the Company’s outstanding common shares for a period of three years after the closing. Immediately prior to signing the definitive agreement with J.C. Flowers, the Company also amended its shareholder rights plan to exclude J.C. Flowers (including any affiliate of J.C. Flowers), after the first time it becomes the beneficial owner of 15% or more of the Company’s common shares, and until such time as either it falls below the threshold or becomes the owner of 20% or more of the Company’s common shares, from the provision that triggers the shareholder rights plan when any person acquires 15% or more of the Company’s issued and outstanding common shares without approval of its board of directors.

The conversion rate and the conversion price are subject to adjustments in certain circumstances, primarily the issuance of common shares by the Company. Dividends on the Series A Preference Shares are cumulative at the rate of 10.725% per annum, payable in cash or common shares, at the Company’s option, and holders will participate in common share dividends, based upon the stock into which the Series A Preference shares are convertible, if any. Dividends are payable if, as and when determined by the Company’s board of directors, but if not paid they accumulate and dividends accrue on the arrearage at the same annual rate. Accumulated dividends on the Series A Preference Shares become payable in full upon any conversion or any liquidation of the Company. The Company will not be permitted to pay any dividends on or to repurchase its common shares during any period when dividends on the Series A Preference Shares are in arrears. Holders will have the right to vote with holders of the common shares on an “as-converted” basis. The Company may require the holders to convert the shares at any time after May 15, 2013 when the closing price of the common shares exceeds 125% of the conversion price for a specified period. If, prior to the first anniversary of the closing of the backstop commitment, the Company sells common shares or securities convertible into or exercisable for common shares at a price less than the conversion price on the Series A Preference Shares, the Company will pay J.C. Flowers a make-whole amount reflecting the difference in pricing, payable at its option in cash or common shares. In addition, if, prior to the first anniversary of the closing of the backstop commitment (or in any offering required under any future bank financings), the Company sells any other series of preference shares with a dividend rate above 5.45%, the dividend rate on the Series A Preference Shares held by J.C. Flowers will be increased so as to equal 110% of the other series’ dividend rate, with the increase to be payable at the Company’s option in cash or common shares. In connection with the investment, J.C. Flowers was granted the right to appoint up to two directors to the Company’s Board of Directors. Pursuant to this right, on July 29, 2008, the Company appointed David I. Schamis to its board. In addition, if the Company fails to pay dividends on the Series A Preference Shares for six quarterly periods, whether or not consecutive, the Series A preference shareholders will have the right as a class to elect two additional directors to the Company’s board.

On July 29, 2008, the Company’s Board of Directors declared a quarterly dividend on the Series A Preference Shares and Series B Preference Shares in the aggregate amount of $1,207 and $2,031, respectively. These dividends had a record date of August 5, 2008 and were paid on August 15, 2008. On October 28, 2008 and January 30, 2009, the Company’s Board of Directors declared a quarterly dividend on the Series A Preference Shares and Series B Preference Shares in the aggregate amount of $4,022 and $3,656, respectively. These dividends had a record date of November 1, 2008 and February 5, 2009 and were paid on November 17, 2008 and February 17, 2009, respectively. See also Note 23, Subsequent Events.

Note 21: Fair Value Measurements and Derivative Activity

Fair Value

The Company adopted the provisions of SFAS No. 157 on April 1, 2008. SFAS No. 157 defines fair value, establishes a framework for measuring fair value, establishes a fair value hierarchy based on the quality of inputs used to measure fair value and enhances disclosure requirements for fair value measurements. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. The Company has applied SFAS No. 157 to all financial instruments that are required to be reported at fair value.

In accordance with FSP FAS 157-2, the Company elected to defer application of SFAS No. 157 to nonfinancial assets and nonfinancial liabilities that are not recognized or disclosed at fair value in the financial statements on a recurring basis until April 1, 2009.

SFAS No. 157 nullifies select guidance provided by EITF Issue No. 02-3, which prohibited the recognition of trading gains or losses at the inception of a derivative contract, unless the fair value of such derivative is obtained from a quoted market price, or other valuation technique that incorporates observable market data. There was no impact in adopting the provisions of SFAS No. 157, on April 1, 2008.

SFAS No. 157 also requires the Company to consider its own credit spreads when measuring the fair value of liabilities, including OTC derivative contracts. The Company has considered the impact of counterparty credit risk in the valuation of its assets and its own credit spreads when measuring the fair value of liabilities, including derivatives.

Securities owned, Securities sold, not yet purchased and Derivative transactions are carried at fair value and are classified and disclosed in the following categories:

Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. Level 1 consists of financial instruments whose fair values are estimated using quoted market prices. Included in Level 1 are exchange traded equities and U.S. government securities as well as futures and options traded on exchanges.

Level 2 – Quoted prices for identical or similar assets or liabilities in markets that are less active, that is, markets in which there are few transactions for the asset or liability that are observable for substantially the full term. Included in Level 2 are those financial instruments for which fair values are estimated using models or other valuation methodologies. These models are primarily industry-standard models that consider various observable inputs, including time value, yield curve, volatility factors, observable current market and contractual prices for the underlying financial instruments, as well as other relevant economic measures. Financial instruments in this category include fixed income instruments including floating rate notes, federal agency securities, corporate debt and certificates of deposit, as well as over the counter forwards, swaps, and options.

Level 3 – Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported by little or no market activity). Level 3 is comprised of financial instruments whose fair value is estimated based on internally developed models or methodologies utilizing significant inputs that are not readily observable from objective sources. Financial instruments that fall within Level 3 are shares held due to the demutualization of exchanges.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). A market is active if there are sufficient transactions on an ongoing basis to provide current pricing information for the asset or liability, pricing information is released publicly, and price quotations do not vary substantially either over time or among market makers. Observable inputs reflect the assumptions market participants would use in pricing the asset or liability based on market data obtained from sources independent of the reporting entity.

In determining the appropriate fair value hierarchy levels, the Company performs a detailed analysis of the assets and liabilities that are subject to SFAS No. 157. At each reporting period, all assets and liabilities for which the fair value measurement is based on significant unobservable inputs are classified as Level 3.

The following table summarizes the Company’s financial assets and liabilities as of March 31, 2009, by level within the fair value hierarchy.

	Level 1	Level 2	Level 3	Impact of Netting and Collateral (1)	Total as of March 31, 2009
Assets
Securities owned
U.S. government securities and federal agency obligations	$2,131,812	$4,033,860	$—	$—	$6,165,672
Corporate debt securities	—	224,958	—	—	224,958
Foreign government bonds	7,953	—	—	—	7,953
Equities	153,538	—	—	—	153,538
Shares held due to demutualization of exchanges	—	—	14,367	—	14,367
Other	3,743	5,918	—	—	9,661

Total securities owned (4)	$2,297,046	$4,264,736	$14,367	$—	$6,576,149

Derivative Assets
Futures transactions	$3,888,513	$—	$—	$(2,475,932)	$1,412,581
Foreign currency and other OTC derivative transactions	112,274	3,818,546	—	(3,828,839)	101,981

Total derivative assets (2)	4,000,787	3,818,546	—	(6,304,771)	1,514,562

Total assets at fair value	$6,297,833	$8,083,282	$14,367	$(6,304,771)	$8,090,711

Liabilities
Securities sold, not yet purchased
U.S. government securities and federal agency obligations	$1,535,795	$1,221,577	$—	$—	$2,757,372
Equities	124,209	—	—	—	124,209
Other	2,276	734	—	—	3,010

Total securities sold, not yet purchased	$1,662,280	$1,222,311	$—	$—	$2,884,591

Derivative liabilities
Futures transactions	$3,913,972	$—	$—	$(525,921)	$3,388,051
Foreign currency and other OTC derivative transactions	132,067	3,900,869	—	(3,388,355)	644,581

Total derivative liabilities (3)	4,046,039	3,900,869	—	(3,914,276)	4,032,632

Total liabilities at fair value	$5,708,319	$5,123,180	$—	$(3,914,276)	$6,917,223

(1)	Represents cash collateral and the impact of netting across the levels of the fair value hierarchy. Netting among positions classified within the same level is included in that level.

(2)	Reflects derivative assets within Receivables from Customers and Receivables from Brokers, Dealers, and Clearing Organizations. Excludes $1,374,311 within Receivables from Customers and Receivables from Brokers, Dealers, and Clearing Organizations which are accounted for at other than fair value. Excludes $4,964 which is recorded in Securities Owned.

(3)	Reflects derivative liabilities within Payables to Customers and Payables to Brokers, Dealers, and Clearing Organizations. Excludes $8,811,137 within Payables to Customers and Payables to Brokers, Dealers, and Clearing Organizations which are accounted for at other than fair value. Excludes $3,009 which is recorded in Securities Sold, Not Yet Purchased.

(4)	Includes $2,970,240 of Securities owned which are held in segregation. These securities have been classified within Restricted Cash and Segregated Securities in the Consolidated Balance Sheet.

Changes in unrealized gains and losses relating to assets or liabilities still held at the end of the period are reported in Principal transactions revenues in the consolidated and combined statements of operations. The risks or volatility associated with the transactions that make up this amount are often offset or reduced by certain hedging strategies associated with products with a higher Level (either Level 1 or 2). The Company generally maintains a matched book, which means positions with one counterparty are generally offset with opposite transactions with other dealers or counterparties. These hedging transactions and the associated underlying financial instruments are often classified in different levels in the fair value hierarchy.

The table below provides a reconciliation of the beginning and ending balances for the major classes of assets and liabilities measured at fair value using significant unobservable inputs (Level 3). The table reflects gains and losses during the period for all financial assets and liabilities categorized as Level 3 as of the year ended March 31, 2009. The net unrealized gain reflected in Level 3 should be considered in the context of the factors discussed below.

•	A derivative contract with Level 1 and/or Level 2 inputs is classified as a Level 3 financial instrument in its entirety if it has at least one significant Level 3 input.

•	If there is one significant Level 3 input, the entire gain or loss from adjusting only observable inputs (i.e., Level 1 and Level 2) is still classified as Level 3.

•

Gains or losses that have been reported in Level 3 resulting from changes in Level 1 or Level 2 inputs are frequently offset by gains or losses attributable to instruments classified in Level 1 or Level 2 or by cash instruments reported in Level 3 of the fair value hierarchy.

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)

Year ended March 31, 2009
Balance as of April 1, 2008	$(42,543)
Total realized and unrealized gains and (losses)	(1,748)
Purchases, sales, issuances and settlements, net	62,255
Transfers in and (out) of Level 3	(3,597)

Balance as of March 31, 2009	$14,367

The balance at March 31, 2009 is comprised of shares held due to the demutualization of exchanges. Total realized and unrealized gains or losses represent the total gains and losses recorded for the Level 3 assets and liabilities and are reported in Principal transactions in the audited consolidated and combined statements of operations. Purchases, sales and settlements represent Level 3 assets and liabilities that were either purchased, sold or settled during the period. Changes in the fair value hierarchy for a specific financial asset or financial liability may result in transfers in the hierarchy level.

The fair value of long-term borrowings at March 31, 2009 was $824,400. The Company did not have long-term borrowings at March 31, 2008. The fair value of long-term debt was determined by reference to the March 31, 2009 market values of comparably rated debt instruments.

Derivative Activity

The Company provides trade execution and clearing services for exchange-traded and over-the-counter derivative products. In connection with these trading activities, the Company may use derivative instruments to facilitate client transactions on a matched-principal basis. The Company may enter into derivative transactions generally in response to or in anticipation of client demand, primarily to facilitate the execution of existing client orders or in the expectation that future client orders will become available to fill the other side of the transaction. The Company may enter into derivatives or other financial instruments to generally offset the exposure from client transactions. The Company may also use derivative instruments to hedge its own corporate exposure to changes in foreign currency and interest rate risks and to manage its liquid corporate assets. The Company currently does not apply hedge accounting to its derivative activities, as defined by SFAS No. 133.

The Company recognizes all of its derivative contracts as either assets or liabilities in the consolidated balance sheets at fair value, which is reflected net of cash paid or received pursuant to credit support arrangements with counterparties and reported on a net-by-counterparty basis under legally enforceable netting agreements. These derivative assets and liabilities are included in Receivables from and Payables to customers, Receivables from and Payables to broker dealers and clearing organizations, Securities owned and Securities sold, not yet purchased. Changes in the fair value of all derivative instruments are recognized in Principal transactions in the audited consolidated and combined statements of operations.

The following table summarizes the fair value of the Company’s derivative contracts by major type on a gross basis as of March 31, 2009.

	MARCH 31, 2009
	Derivative Assets (1)	Derivative Liabilities (2)	Number of Contracts (3)
	(in thousands, except number of contracts)
Derivative contracts for trading activities
Interest rate	$552	$783	405,875
Foreign exchange rate	470,797	500,923	2,751,635
Equity	41,188	94,978	416,101,028
Commodity	7,311,760	7,353,233	822,458

Total fair value of derivative contracts for trading activities	$7,824,297	$7,949,917

Impact of netting and collateral	6,304,771	3,914,276

Total fair value	$1,519,526	$4,035,641

(1)	Reflects derivative assets within Securities Owned, Receivables from Customers and Receivables from Broker, Dealers and Clearing Organizations. Excludes non-derivatives included in Securities Owned and Receivables from Customers and Receivables from Broker, Dealers, and Clearing Organizations.

(2)	Reflects derivative liabilities within Securities Sold, not yet Purchased, Payables to Customers and Payable to Broker, Dealers and Clearing Organizations. Excludes non-derivative Securities Sold, not yet Purchased and Payables to Customers and Payables to Broker, Dealers, and Clearing Organizations which are accounted for at other than fair value.

(3)	Contract equivalent is determined using industry standards and equivalent contracts in the futures market. OTC contract equivalents are determined by dividing OTC notionals by associated contract notionals. For minor currencies for which no futures contracts are traded, contract equivalents are determined to be equal to the USD notional divided by $1000, which is consistent with other minor currency futures contracts.

The Company’s volumes of exchange traded futures and options executed and/ or cleared, where the unrealized gain or loss is settled daily, and there is no receivable or payable associated with the contract, was 1,830,244,823 contracts for fiscal 2009. These contracts are primarily cleared through commodity clearing corporations.

The table below summarizes the gains or losses relating to the Company’s trading activities as reported in Principal transactions in the audited consolidated statements of operations for the quarter ended March 31, 2009.

Type of Instrument	Three Months ended March 31, 2009
Fixed Income	$1,440
Interest rate	(4,605)
Foreign exchange	20,339
Equity	7,193
Commodity	18,868
Other	2,073

Total	$45,308

Certain of the Company’s derivative trading agreements contain provisions requiring the Company to post collateral according to the Company’s long-term credit ratings. These terms are pursuant to bilateral agreements with certain counterparties, and could require immediate payment or ongoing overnight collateralization on derivative instruments in net liability positions. As of March 31, 2009, the aggregate fair value of derivative agreements with credit-risk-related contingent features that were in a net liability position was $79,292, for which the Company has posted collateral of $37,809 in the normal course of business. If the Company’s long term credit rating had a one-notch or two-notch reduction as of March 31, 2009, the amount of additional collateral that could be called by counterparties for these derivative agreements would be approximately $39,281 or $42,985, respectively.

Note 22: Selected Quarterly Financial Data (Unaudited)

THREE MONTHS ENDED								YEARS ENDED
JUNE 30,		SEPTEMBER 30,		DECEMBER 31,		MARCH 31,		MARCH 31,
2007	2008	2007	2008	2007	2008	2008	2009	2008	2009
(in thousands, except per share data)
Revenues, net of interest and transaction-based expenses:
$374,403	$374,654	$435,504	$372,888	$418,438	$422,021	$407,914	$257,103	$1,636,259	$1,426,666

Net (loss)/income attributable to MF Global Ltd:
72,897	14,391	(90,592)	9,411	31,218	38,730	(83,065)	(111,590)	(69,542)	(49,058)

Basic (loss)/ earnings per share:
$0.70	$0.12	$(0.78)	$0.03	$0.26	$0.23	$(0.69)	$(0.98)	$(0.60)	$(0.58)

Note 23: Subsequent Events

On April 28, 2009, the Company’s Board of Directors declared a quarterly dividend on the Series A Preference Shares and Series B Preference Shares in an aggregate amount of $4,022 and $3,656, respectively. These dividends had a record date of May 1, 2009 and payment date of May 15, 2009.

On April 16, 2009, the Company paid the remaining outstanding balance of $240,000 on the Two-Year Term Facility ahead of its maturity date of July 2010, terminating all remaining obligations under the Two-Year Term Facility.

On May 6, 2009 a High Court Judge in the U.K. ruled that MF Global UK Ltd. was vicariously liable to pay damages and claimants’ costs to Parabola Investments Limited and Aria Investments Limited. The Company will seek to appeal the decision. As a result of the ruling, the Company recorded litigation expense of $8,027 in its audited consolidated statement of operations during the fourth quarter of 2009, which is net of expected insurance proceeds.

Note 24: Retrospective adoption of SFAS 160 and FSP APB 14-1

On April 1, 2009, the Company adopted SFAS No. 160 and FSP APB 14-1 and accordingly adjusted its previously issued financial statements as of and for the years ended March 31, 2009, 2008 and 2007.

SFAS No. 160 changes the accounting for noncontrolling interests (previously referred to as minority interests). The Company’s adoption of this standard resulted in the reclassification of $12.8 million previously classified as minority interests in consolidated subsidiaries to noncontrolling interests at March 31, 2009, which is now presented as a separate component of equity on the Company’s consolidated balance sheet. In addition, SFAS No. 160 has changed the presentation of noncontrolling interests within the Company’s consolidated and combined statements of operations, and now requires that net (loss)/income attributable to noncontrolling interests be shown separately from net (loss)/income attributable to MF Global Ltd. Lastly, all previous references to minority interests’ have been changed to “noncontrolling” interests in the financial statements.

FSP APB 14-1 requires issuers of certain convertible debt instruments that may be settled wholly or partially in cash upon conversion or settlement to separately account for the liability (debt) and equity (conversion option) components of such instruments in a manner that reflects the issuers’ nonconvertible debt borrowing rate. The Company’s adoption of FSP APB 14-1 impacts the historical accounting for the Company’s 9% Convertible Notes and for the year ended March 31, 2009 resulted in the recognition of additional interest on borrowings of approximately $0.8 million and an additional gain of $0.4 million on the extinguishment of debt related to the Company’s cash tender offer for its Convertible Notes. As a result, for the year-ended March 31, 2009, the retroactive application of FSP APB 14-1 increased Net Loss by $0.4 million and increased basic and diluted loss per share by $0.01 per share.

Additionally, the impact of the adjustments on the Company’s consolidated and combined statements of cash flows for the years ended March 31, 2009, 2008 and 2007, was immaterial.

The retrospective adoption of FSP APB 14–1 has the following effect on the Company’s consolidated statement of operations:

	For the Year Ended March 31, 2009
	As previously reported	As adjusted	Effect of Change
Other revenue	$112,095	$112,449	$354
Interest on borrowings	67,824	68,626	802
Income before provision for income taxes	10,397	9,949	(448)
Net (loss)/income attributable to MF Global Ltd.	$(48,610)	$(49,058)	$(448)
Basic loss per share	$(0.57)	$(0.58)	$(0.01)
Diluted loss per share	$(0.57)	$(0.58)	$(0.01)

The retrospective adoption of these two standards has the following effect on the Company’s consolidated balance sheets:

	March 31, 2009			March 31, 2008
	As previously reported	As adjusted	Effect of Change	As previously reported	As adjusted	Effect of Change
Other assets	$192,361	$191,359	$(1,002)	N/A	N/A	N/A
Total Assets	38,836,637	38,835,635	(1,002)	N/A	N/A	N/A
Long-term borrowings	945,000	938,007	(6,993)	N/A	N/A	N/A
Total Liabilities	37,394,869	37,387,876	(6,993)	N/A	N/A	N/A
Additional paid-in capital	1,329,010	1,335,449	6,439	N/A	N/A	N/A
Accumulated deficit	(191,049)	(191,497)	(448)	N/A	N/A	N/A
Total Shareholders’ Equity	$1,204,793	$1,223,557	$18,764	$1,249,025	$1,259,855	$10,830